     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 TEHAMA BANCORP

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         6711                  91-1775524
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
incorporation or organization)                                        No.)

               239 SOUTH MAIN STREET, RED BLUFF, CALIFORNIA 96080
          (Address of principal executive offices, including Zip Code)

                                 (916) 528-3000
              (Registrant's telephone number, including area code)

                            ------------------------

                                                         COPY TO:
          WILLIAM P. ELLISON                        JOHN W. CARR, ESQ.
       Chief Executive Officer               Bronson, Bronson & McKinnon LLP
            Tehama Bancorp                        505 Montgomery Street
        239 South Main Street              San Francisco, California 94111-2514
     Red Bluff, California 96080                      (415) 986-4200
            (916) 528-3000

      (Name, address and telephone number of agent for service of process)

                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
       THE DATE OF MAILING THE ENCLOSED PROXY STATEMENT/PROSPECTUS TO THE
                          SHAREHOLDERS OF TEHAMA BANK.

                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED (1)          SHARE              PRICE(2)        REGISTRATION FEE
Common Stock.........................   1,708,489 shares         $9.39           $16,042,711.71        $4,861.43

(1) Represents the maximum number of shares of the Registrant's Common Stock to be issued in connection with the Merger described herein.

(2) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee based on the book value of the securities to be received by the Registrant as determined on December 31, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 TEHAMA BANCORP
          CROSS-REFERENCE SHEET PURSUANT TO ITEM 501 OF REGULATION S-K

PART I--INFORMATION REQUIRED IN THE PROSPECTUS

ITEM OF FORM S-4                                                          CAPTION IN PROSPECTUS/PROXY STATEMENT
----------------------------------------------------------------  -----------------------------------------------------

A. INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Facing page of Registration Statement; Cross-
                                                                    Reference Sheet; Outside Front Cover Page of
                                                                    Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page of Prospectus

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  Summary; General Information; Selected Financial
                                                                    Information; The Merger

       4.  Terms of the Transaction.............................  Summary; The Merger; Capital Stock of Bancorp and the
                                                                    Bank; Legal Matters

       5.  Pro Forma Financial Information......................  Not Applicable

       6.  Material Contracts with the Company Being Acquired...  Not Applicable

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable

       8.  Interest of Named Experts and Counsel................  Not Applicable

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Indemnification

B. INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants..........  Not Applicable

      11.  Incorporation of Certain Information by Reference....  Not Applicable

      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable

      13.  Incorporation of Certain Information by Reference....  Not Applicable

      14.  Information with Respect to Registrants Other Than
             S-3 or S-2 Registrants.............................  Tehama Bancorp; Market Information Regarding the
                                                                    Bank's and Bancorp's Common Stock

ITEM OF FORM S-4                                                          CAPTION IN PROSPECTUS/PROXY STATEMENT
----------------------------------------------------------------  -----------------------------------------------------

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information with Respect to S-3 Companies............  Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable

      17.  Information with Respect to Companies Other than S-3
             or S-2 Companies...................................  Tehama Bank; Market Information Regarding the Bank's
                                                                    and Bancorp's Common Stock; Selected Financial
                                                                    Information

D. VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Summary; General Information; The Merger; Proposal
                                                                    One: Election of Directors; Tehama Bancorp; Tehama
                                                                    Bank

      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  Not Applicable

                                  TEHAMA BANK

                             239 SOUTH MAIN STREET
                          RED BLUFF, CALIFORNIA 96080

Dear Shareholder:                                                  April 8, 1997

    The Annual Meeting of Shareholders of Tehama Bank (the "Bank") will be held at the Red Bluff Community & Senior Center, 1500 S. Jackson Street, Red Bluff, California on Tuesday, May 6, 1997, at 7:30 P.M.

    The enclosed Proxy Statement/Prospectus explains the items of business scheduled for consideration by the shareholders. You are cordially invited to attend this year's Annual Meeting in person; however, a form of proxy and pre-addressed envelope are enclosed for your convenience in voting by proxy.

    You will be asked at the Annual Meeting to approve a Plan of Reorganization and Merger Agreement, dated as of February 12, 1997 (the "Reorganization Agreement"), by and among the Bank, Tehama Bancorp, a newly-formed bank holding company ("Bancorp") and Tehama Merger Corporation, a wholly-owned subsidiary of Bancorp (the "Subsidiary"), and all transactions contemplated thereby, including the merger (the "Merger") of the Subsidiary with and into the Bank, pursuant to which the Bank will become the wholly-owned subsidiary of Bancorp. If the Reorganization Agreement and Merger are approved, your Bank stock will be converted into stock of Bancorp on a share-for-share basis. Your current stock certificates will represent shares in Bancorp, and it will not be necessary for you to exchange stock certificates, although you may do so if you so desire. A detailed explanation of the Merger is contained in the accompanying Notice of Annual Meeting and Proxy Statement/Prospectus.

    Management believes that the formation of a holding company will enhance the ability of the Bank to compete with major banks in our marketing area, many of which have been similarly reorganized, and will provide a broader range of business alternatives with respect to growth and access to additional capital. Your Board of Directors has determined that the Reorganization Agreement and the Merger are in the best interests of the Bank and its shareholders. YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND MERGER AND RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE REORGANIZATION AGREEMENT AND MERGER AT THE ANNUAL MEETING.

    At the Annual Meeting, you will also be asked to elect directors and to consider and act upon any other matters which may properly be brought before the Annual Meeting. We suggest you read carefully the accompanying Notice of Annual Meeting and Proxy Statement/Prospectus which describes such matters in detail.

    We urge you to express your views by completing and returning your proxy whether or not you plan to attend the Annual Meeting. This will ensure the voting of your shares if you are unable to attend. If you do attend the Annual Meeting, you may, if you choose, withdraw your proxy and vote in person.

    Your continuing interest in the business of the Bank is appreciated.

                                          Sincerely yours,

William P. Ellison                 John W. Koeberer
PRESIDENT AND CHIEF EXECUTIVE      CHAIRMAN OF THE BOARD
  OFFICER

                                  TEHAMA BANK
                             239 SOUTH MAIN STREET
                          RED BLUFF, CALIFORNIA 96080

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 6, 1997
                                   7:30 P.M.

                      TO THE SHAREHOLDERS OF TEHAMA BANK:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Tehama Bank (the "Bank") will be held at the Red Bluff Community & Senior Center, 1500
S. Jackson Street, Red Bluff, California on Tuesday, May 6, 1997, at 7:30 P.M. for the following purposes:

    1. To elect fourteen (14) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. See "PROPOSAL ONE: ELECTION OF DIRECTORS."

    The directors of Tehama Bancorp, a newly formed bank holding company ("Bancorp") are the same as the directors of the Bank. All of such directors have held office since shortly after the incorporation of Bancorp. They will hold office until the next Annual Meeting of shareholders of Bancorp or until their successors are duly elected and qualified. See "TEHAMA BANCORP--Management of Bancorp."

    2. To approve a Plan of Reorganization and Merger Agreement, dated as of February 12, 1997 (the "Reorganization Agreement"), by and among the Bank, Bancorp and Tehama Merger Corporation, a wholly-owned subsidiary of Bancorp (the "Subsidiary"), and all transactions contemplated thereby, including the merger (the "Merger") of the Subsidiary with and into the Bank, pursuant to which the Bank will become the wholly-owned subsidiary of Bancorp. See "PROPOSAL TWO:
APPROVAL OF PLAN OF REORGANIZATION AND MERGER AGREEMENT."

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

    Section 16 of the Bylaws of the Bank provides for the nomination of directors in the following manner:

    Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the corporation not less than 21 days nor more than 60 days prior to any meeting of stockholders called for the election of directors; provided however, that if less than 21 days notice of the meeting is given to the shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the corporation not later than the close of business on the tenth day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third-class mail as permitted by Section 6 of these By-Laws, no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

    (a) the name and address of each proposed nominee;

    (b) the principal occupation of each proposed nominee;

    (c) the number of shares of capital stock of the corporation owned by each proposed nominee;

    (d) the name and residence address of the notifying shareholder; and

    (e) the number of shares of capital stock of the corporation owned by the notifying shareholder.

    Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman's instructions, the inspectors of election can disregard all votes cast for each such nominee.

    Only those shareholders of record at the close of business on March 17, 1997, will be entitled to notice of and to vote at the Annual Meeting.

    You are cordially invited to attend the Annual Meeting.

DATED:      Red Bluff, California                    By Order of the Board of Directors
            April 8, 1997

                                                     Raymond C. Lieberenz
                                                     SECRETARY

    A COPY OF THE BANK'S ANNUAL REPORT TO THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM ON FORM 10-K MAY BE OBTAINED BY ANY SHAREHOLDER OF THE BANK, WITHOUT CHARGE, BY WRITING TO THE SECRETARY, TEHAMA BANK, P.O. BOX 890, RED BLUFF, CALIFORNIA 96080.

    WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

                                                          Mailed to shareholders
                                                       on or about April 8, 1997

                                  TEHAMA BANK
                                PROXY STATEMENT

                                 TEHAMA BANCORP
                                   PROSPECTUS

                             239 SOUTH MAIN STREET
                          RED BLUFF, CALIFORNIA 96080
                            TELEPHONE (916) 528-3000

                    INFORMATION CONCERNING THE SOLICITATION

    This Proxy Statement/Prospectus is being furnished to the shareholders of Tehama Bank, a California banking corporation (the "Bank"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held at Red Bluff Community & Senior Center, 1500
S. Jackson Street, Red Bluff, California, at 7:30 P.M. on Tuesday, May 6, 1997. Only shareholders of record on March 17, 1997 (the "Record Date"), will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Bank had outstanding and entitled to be voted 1,610,940 shares of its no par value Common Stock (the "Common Stock").

    The matters to be considered and voted upon at the Annual Meeting will be:

    1. ELECTION OF DIRECTORS. Election of fourteen (14) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. See "PROPOSAL ONE: ELECTION OF DIRECTORS."

    The directors of Tehama Bancorp, a newly-formed bank holding company ("Bancorp"), are the same as the directors of the Bank. All of such directors have held office since shortly after the incorporation of Bancorp. They will hold office until the next annual meeting of shareholders of Bancorp or until their successors are duly elected and qualified. See "TEHAMA BANCORP-- Management of Bancorp."

    2. APPROVAL OF PLAN OF REORGANIZATION AND MERGER AGREEMENT. A proposal to approve a Plan of Reorganization and Merger Agreement, dated as of February 12, 1997 (the "Reorganization Agreement"), by and among the Bank, Bancorp and Tehama Merger Corporation, a wholly-owned subsidiary of Bancorp (the "Subsidiary"), and all transactions contemplated thereby, including the merger (the "Merger") of the Subsidiary with and into the Bank, pursuant to which the Bank will become the wholly-owned subsidiary of Bancorp. See "PROPOSAL TWO: APPROVAL OF PLAN OF REORGANIZATION AND MERGER AGREEMENT."

    3. OTHER MATTERS. Such other matters as may properly come before the Annual Meeting and at any and all postponements or adjournments thereof.

    This Proxy Statement also constitutes a prospectus of Bancorp with respect to up to 1,708,489 shares of Common Stock of Bancorp which may be issuable in connection with the Merger (which number includes 1,610,940 shares issuable to holders of the 1,610,940 shares of Bank Common Stock presently issued and outstanding and 97,549 shares issuable to the holders of outstanding options under the Bank's 1994 Stock Option Plan which are presently exercisable). Upon consummation of the Merger, each outstanding share of Bank Common Stock (including shares acquired by the exercise of stock options prior to the Effective Date of the Merger) will be converted into the right to receive one share of Bancorp Common Stock. See "THE MERGER."

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 8, 1997

    THE SHARES OF BANCORP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL RESERVE BOARD OR BY ANY STATE REGULATOR OF SECURITIES, NOR HAS THE COMMISSION OR THE FEDERAL RESERVE BOARD OR ANY SUCH STATE REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE BANK, BANCORP OR THE SUBSIDIARY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THE PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE BANK, BANCORP OR THE SUBSIDIARY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           1

SUMMARY....................................................................................................           2

  The Parties..............................................................................................           2

  Meeting Information......................................................................................           2

  The Merger...............................................................................................           3

SELECTED FINANCIAL INFORMATION.............................................................................           5

MARKET INFORMATION CONCERNING THE BANK'S AND BANCORP'S COMMON STOCK........................................           5

GENERAL INFORMATION........................................................................................           6

  Report to Shareholders...................................................................................           6

  Revocability of Proxies..................................................................................           6

  Solicitation of Proxies..................................................................................           6

  Voting Securities........................................................................................           6

PRINCIPAL SHAREHOLDERS.....................................................................................           7

PROPOSAL ONE: ELECTION OF DIRECTORS OF THE BANK............................................................           7

  Nominations..............................................................................................           7

  Nominees.................................................................................................           7

  Committees of the Board of Directors.....................................................................           9

COMPENSATION AND CERTAIN TRANSACTIONS......................................................................          11

  Summary Compensation Table...............................................................................          11

  Stock Option Plan........................................................................................          11

  Option Grants, Exercises and Year-End Values for 1996....................................................          12

  Salary Continuation Agreements...........................................................................          13

  Director Compensation....................................................................................          13

  Indebtedness of Management...............................................................................          14

  Transactions With Management.............................................................................          14

PROPOSAL TWO: APPROVAL OF PLAN OF REORGANIZATION...........................................................          15

THE MERGER.................................................................................................          15

  General..................................................................................................          15

  Conversion of Options....................................................................................          15

  Recommendation and Reasons...............................................................................          15

  Conversion of Shares and Exchange of Certificates........................................................          16

  Required Approvals.......................................................................................          17

  Conditions and Effective Date; Amendment; Termination....................................................          17

  Accounting Treatment.....................................................................................          18

  Federal Income Tax Consequences..........................................................................          18

  No Dissenters' Rights....................................................................................          19

  Interest of Certain Persons in the Proposed Transaction..................................................          19

                                                                                                                PAGE
                                                                                                                -----
  Restrictions on Sale of Bank Common Stock Prior to the Merger by Certain Persons and on Resale of Bancorp
    Common Stock Received by Certain Persons...............................................................          19

DIVIDENDS..................................................................................................          20

  The Bank.................................................................................................          20

  Bancorp..................................................................................................          20

CAPITALIZATION.............................................................................................          21

BOOK VALUE OF BANK'S COMMON STOCK..........................................................................          21

FINANCIAL STATEMENTS AND RELATED MATTERS...................................................................          22

TEHAMA BANK................................................................................................          22

  General..................................................................................................          22

  Markets and Competition..................................................................................          23

  Patents, Trademarks, Etc.................................................................................          23

  Research Activities......................................................................................          23

  Employees................................................................................................          24

  Properties...............................................................................................          24

  Legal Proceedings........................................................................................          24

  Management...............................................................................................          24

TEHAMA BANCORP.............................................................................................          24

  General..................................................................................................          24

  Management of Bancorp....................................................................................          25

SUPERVISION AND REGULATION.................................................................................          25

  General..................................................................................................          25

  Capital Standards........................................................................................          27

  Prompt Corrective Action.................................................................................          28

  Deposit Insurance Assessments............................................................................          28

  Limitations on Dividends.................................................................................          28

  Impact of Monetary Policies..............................................................................          29

CAPITAL STOCK OF BANCORP AND THE BANK......................................................................          29

INDEMNIFICATION............................................................................................          32

  California Legislation...................................................................................          32

  Directors' and Officers' Liability Insurance.............................................................          33

  Commission Position on Indemnification...................................................................          33

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          33

ANNUAL REPORT..............................................................................................          33

SHAREHOLDERS' PROPOSALS....................................................................................          33

OTHER MATTERS..............................................................................................          34

APPENDIX A: PLAN OF REORGANIZATION AND MERGER AGREEMENT....................................................          35

                             AVAILABLE INFORMATION

    Bancorp has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of fees at prescribed rates.

    The Bank is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Federal Reserve Board ("FRB"), 20th Street and Constitution Avenue, N.W., Washington, D.C. 20551, including without limitation proxy statements, annual reports and quarterly reports. The Bank has designated its annual report on Form 10-K filed with the FRB as the Bank's Annual Disclosure Statement, copies of which are available upon request as provided in the Notice of Meeting. Copies of reports and information filed by the Bank with the FRB may be obtained from the FRB by written request addressed as above.

                                    SUMMARY

    The following Summary does not purport to be complete and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and Appendix thereto.

THE PARTIES

    Tehama Bancorp ("Bancorp") was recently incorporated as a for-profit corporation under the California General Corporation Law (the "CGCL") for the principal purpose of engaging in activities permitted for a bank holding company. Bancorp has not yet commenced active operations. After consummation of the Merger, Bancorp will act as a holding company for Tehama Bank (the "Bank") and will be a legal entity separate and distinct from the Bank. The operations of Bancorp will be conducted at the same location and in the same facilities as the operations of the Bank. Bancorp does not expect to engage in activities other than the operation of the Bank in the reasonably foreseeable future. Bancorp expects to receive all of its income initially from dividends made to it by the Bank. See "SUPERVISION AND REGULATION--Limitations on Dividends." It may also receive management fees if it provides management services to the Bank. See "TEHAMA BANCORP."

    Tehama Merger Corporation (the "Subsidiary") was recently incorporated as a for-profit corporation under the CGCL for the principal purpose of facilitating the reorganization described in the Proxy Statement/Prospectus. Pursuant to the terms of the Reorganization Agreement, the Subsidiary will merge with and into the Bank, whereupon it will cease to exist as a separate entity.

    The Bank is a California banking corporation which has served individuals, merchants, small and medium-sized businesses, professionals and agribusiness enterprises located in and adjacent to Red Bluff, California since commencing business in 1984. The Bank operates through its headquarters branch office located in Red Bluff, California. The Bank at present has additional branch operations in Chico, Los Molinos, Orland and Willows, California, and a Loan Production Office in Redding, California.

    The Bank conducts a commercial banking business including accepting demand, savings and time deposits, issuing letters of credit, and making commercial, real estate, and consumer loans. It also offers installment note collection, issues cashier's checks, sells traveler's checks, acts as a licensed merchant bankcard sales clearer, and provides the following: 24-hour automated teller service, bank-by-mail and night depository services, safe deposit boxes, and other customary banking services. Most of the Bank's customers are individuals and small businesses. The Bank is a member bank of the Federal Reserve System, and the accounts of its depositors are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank does not offer trust services or international banking services and does not plan to do so in the near future. See "TEHAMA BANK."

MEETING INFORMATION

    DATE, TIME AND PLACE. May 6, 1997 at 7:30 p.m. at the Red Bluff Community & Senior Center, 1500 S. Jackson Street, Red Bluff, California .

    PURPOSES. The matters to be considered and voted upon at the Annual Meeting will be:

    1. ELECTION OF DIRECTORS. Election of fourteen directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

    2. APPROVAL OF PLAN OF REORGANIZATION AND MERGER AGREEMENT. A proposal to approve a Plan of Reorganization and Merger Agreement, dated as of February 12, 1997, by and among the Bank, Bancorp and the Subsidiary, and all transactions contemplated thereby, including the merger (the "Merger") of the Subsidiary with and into the Bank, pursuant to which the Bank will become the wholly-owned subsidiary of Bancorp.

    3. OTHER MATTERS. Such other matters as may properly come before the Annual Meeting and at any and all postponements or adjournments thereof.

    RECORD DATE. Only shareholders of record at the close of business on March 17, 1997, will be entitled to vote at the Annual Meeting.

    VOTE REQUIRED/SECURITY OWNERSHIP. The affirmative vote at the Annual Meeting of the holders of at least a majority of the total outstanding shares of Bank Common Stock is required to approve the Merger. In connection with the election of directors of the Bank, shareholders are entitled to cumulate their votes. See "GENERAL INFORMATION--Voting Securities" herein. As of the date of this Proxy Statement/ Prospectus, directors and executive officers of the Bank and their affiliates may be deemed to be the beneficial owners of approximately 25% of the outstanding shares of Bank Common Stock, including Common Stock which could be acquired as the result of exercise of stock options exercisable within 60 days of the Record Date.

THE MERGER

    THE MERGER. Pursuant to the terms of the Reorganization Agreement, the Subsidiary will be merged with and into the Bank, with the result that the Bank will become a wholly-owned subsidiary of Bancorp. At the effective date (the "Effective Date") of the Merger, each outstanding share of Bank Common Stock will be converted into, and may be exchanged for, one share of Bancorp Common Stock. The currently outstanding and exercisable options to purchase up to an aggregate of 97,549 shares of the Bank's authorized but unissued Common Stock will be converted into Bancorp options to purchase the same number of shares of Bancorp Common Stock on the same terms and conditions as currently are in effect. See "THE MERGER--Conversion of Options." The Merger is planned to be consummated as soon as possible after all necessary conditions, including shareholder and regulatory approvals, have been obtained.

    A copy of the Reorganization Agreement is attached as Appendix A to this Proxy Statement/ Prospectus and is incorporated herein by reference. No change in the management of the Bank will result from the Merger and the directors and executive officers of the Bank also will serve as the directors and executive officers of Bancorp. See "TEHAMA BANCORP--Management of Bancorp."

    RECOMMENDATIONS AND REASONS. The Bank' Board of Directors has unanimously approved the Reorganization Agreement and recommends its approval by the shareholders of the Bank. A bank holding company structure offers certain advantages in comparison to the Bank's present corporate structure. These advantages include additional flexibility in expansion of the Bank's business through the acquisition of other financial institutions, in the raising of additional capital through borrowing (if needed), in the ability to repurchase its securities (subject to applicable regulatory requirements), and flexibility in acquiring or establishing other businesses related to banking. The Board of Directors does not believe that there are any significant disadvantages to implementing a holding company structure for the Bank, and believes that the incremental additional costs, if any, of operating under such a structure will not be material. See "THE MERGER--Recommendation and Reasons."

    REQUIRED REGULATORY APPROVALS. The Merger is subject to approval by the California Superintendent of Banks (the "Superintendent"), the Federal Deposit Insurance Corporation (the "FDIC") and the Board of Governors of the Federal Reserve System (the "FRB"). Applications for such required approvals either have been filed and are pending or will soon be filed. Although no assurances are or can be given, Bancorp and the Bank believe that all such approvals will be obtained. See "THE MERGER--Required Approvals."

    CONDITIONS AND EFFECTIVE DATE. In addition to required regulatory approvals and approval by the Bank's shareholders, consummation of the Merger is conditioned upon the fulfillment of certain other conditions set forth in the Reorganization Agreement. It is expected that some or all such regulatory approvals will require that the Merger become effective within three months after regulatory approval is granted. See "THE MERGER--Conditions and Effective Date; Amendment; Termination" and Appendix A.

    EXPENSES. The expenses of the Merger are estimated to be approximately $70,000. Such expenses will be borne initially by the Bank, but if the Merger is consummated the Bank will be reimbursed by Bancorp for those expenses which may not properly be borne by the Bank. Some or all of the funds used by Bancorp to reimburse the Bank will be paid from dividends received by Bancorp from the Bank in the future.

    FEDERAL INCOME TAX CONSEQUENCES. Based on certain representations made by the Bank and Bancorp, and assuming among other matters that shares of Bank Common Stock surrendered pursuant to the Merger will not be subject to any liability at the time surrendered and that no liabilities of any shareholder of the Bank will be assumed by the Bank in connection with the Merger, it is intended that the Merger and the conversion of the outstanding shares of Bank Common Stock into shares of Bancorp Common Stock qualify as a tax-free reorganization for federal income tax purposes, with no gain or loss being recognized by the Bank's shareholders whose shares of Bank Common Stock are converted into and exchanged for shares of Bancorp Common Stock. The Bank expects to receive an opinion from its independent public accountants substantially to that effect. See "THE MERGER--Federal Income Tax Consequences."

    ACCOUNTING TREATMENT. Management of the Bank and Bancorp have been advised that the Merger, if completed as proposed, will be treated similar to a "pooling of interests" for accounting purposes. See "THE MERGER--Accounting Treatment."

    NO DISSENTERS' RIGHTS. Under the CGCL, no shareholder of the Bank will have any appraisal rights in connection with the Merger. See "THE MERGER--No Dissenters' Rights."

    REGULATION AND SUPERVISION. Upon consummation of the Merger, Bancorp will be regulated as a bank holding company by the FRB and will be subject to its rules and regulations. See "SUPERVISION AND REGULATION." The Bank will continue to exist as a California banking corporation subject to regulation by the Superintendent (if the Effective Date occurs before July 1, 1997) and/or the Commissioner of Financial Institutions (the "Commissioner"), and the FRB; the Bank's deposits will continue to be insured by the FDIC to the maximum amount permitted by law; and the Bank will continue to engage in substantially the same business and activities in which it is presently engaged. See "TEHAMA BANK-- General."

    CERTAIN CHANGES IN SHAREHOLDERS' RIGHTS. Shareholders of the Bank will, upon consummation of the Merger, become shareholders of Bancorp. There are certain differences under California law between the rights of shareholders of Bancorp as opposed to the Bank. Shareholders should consider carefully the differences in Bancorp Common Stock and Bank Common Stock under California law. See "CAPITAL STOCK OF BANCORP AND THE BANK."

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial data of the Bank as of December 31, 1996, 1995, 1994, 1993, and 1992, respectively:

                                        1996            1995            1994           1993           1992
                                   --------------  --------------  --------------  -------------  -------------
Interest Income..................  $   10,273,963  $    9,423,881  $    6,946,120  $   5,813,216  $   5,252,857
Interest expense.................       4,356,668       3,878,670       2,519,458      2,292,594      2,323,730
Provision for loan losses........         570,000         330,000         180,000        182,500        125,000
Other income.....................       1,859,822       1,775,136       1,654,902      1,382,333      1,005,731
Other expense....................       4,308,656       4,102,668       3,335,126      2,491,868      2,120,256
Net income.......................       1,939,461       1,848,679       1,675,738      1,520,587      1,131,802

Earnings per share...............  $         1.18  $         1.12  $         1.08  $        1.00  $        0.76

Total assets.....................  $  138,122,246  $  127,826,459  $  106,390,229  $  88,690,899  $  72,961,526
Total deposits...................     121,602,706     113,586,727      94,645,804     78,925,683     65,333,842
Total equity.....................      15,113,176      13,085,863      10,758,016      8,862,173      6,927,580

                         MARKET INFORMATION CONCERNING
                     THE BANK'S AND BANCORP'S COMMON STOCK

    There is limited trading in shares of the Common Stock of the Bank, which is not listed on any exchange or quoted on any automated quotations system. There were approximately 771 shareholders of record as of March 17, 1997.

    The following table summarizes those trades of which the Bank has knowledge, setting forth the approximate high and low bid prices for the period indicated. The Bank has not paid a cash dividend but paid a 10% stock dividend on May 2, 1994, a 2 for 1 stock split on September 30, 1994, a 10% stock dividend on May 1, 1995, and a 10% stock dividend on May 1, 1996.

                                                  PRICE OF
                                              COMMON STOCK(1)
                                            --------------------    ESTIMATED      DIVIDENDS PAID      DIVIDENDS
CALENDAR QUARTER ENDING                        LOW       HIGH     TRADING VOLUME  IN COMMON STOCK   PAID IN CASH(2)
------------------------------------------  ---------  ---------  --------------  ----------------  ---------------
March 31, 1995............................  $   12.00  $   13.00        12,006              -0-              -0-
June 30, 1995.............................  $   12.63  $   13.00         8,184          130,833        $   2,961
September 30, 1995........................  $   13.00  $   14.75        12,245              -0-              -0-
December 31, 1995.........................  $   13.50  $   14.25        23,962              -0-              -0-
March 31, 1996............................  $   13.00  $   13.75        23,265              -0-              -0-
June 30, 1996.............................  $   10.25  $   11.88       137,200          144,851        $   2,851
September 30, 1996........................  $   10.75  $   11.50        28,800              -0-              -0-
December 31, 1996.........................  $   10.63  $   12.25        56,500              -0-              -0-

------------------------

(1) As estimated by the Bank based upon trades of which it was aware, and not including purchases of stock pursuant to the exercise of stock options. The Bank is not aware of the prices of some of the trades included in the Estimated Trading Volume column, above. Information regarding trades during 1995 and 1996 was derived from Hoefer & Arnett, Incorporated and there may have been trades of which the Bank is unaware.

(2) Represents cash paid in lieu of issuance of fractional shares in connection with payment of stock dividends.

    Bancorp was formed by the Bank for the sole purpose of becoming the Bank's parent bank holding company. Consequently, there is no established market for Bancorp Common Stock that will be issued in connection with the Merger. It is contemplated, however, that upon consummation of the Merger, Bancorp Common Stock will be traded in the same way that Bank Common Stock is now traded. Also, upon consummation of the Merger, the only shares of Bank Common Stock outstanding will be those owned by Bancorp. Consequently, trading in the Bank's Common Stock will cease.

                              GENERAL INFORMATION

REPORT TO SHAREHOLDERS

    The Annual Report of the Bank for the year ended December 31, 1996, containing the financial statements for the Bank as of and for the year ended December 31, 1996, audited by Perry-Smith&Co. accompanies this Proxy Statement/Prospectus. Additional copies of the Annual Report may be obtained upon oral or written request from Frank S. Onions, Chief Financial Officer, Tehama Bank, P.O. Box 890, Red Bluff, California 96080. See "FINANCIAL STATEMENTS AND RELATED MATTERS."

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement/Prospectus has the power to revoke that proxy prior to its exercise. The proxy may be revoked prior to the Annual Meeting by delivering to the Secretary of the Bank either a written instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy may also be revoked by the shareholder by attending and voting at the Annual Meeting. The proxy will be voted as directed by the shareholder giving the proxy and if no directions are given on the proxy, the proxy will be voted "FOR" the nominees of the Board of Directors as described in this Proxy Statement/Prospectus, "FOR" approval of the Plan of Reorganization and Merger Agreement, and, at the proxy holders' discretion, on such other matters, if any, which may come before the meeting (including any proposal to adjourn the Annual Meeting).

SOLICITATION OF PROXIES

    The Bank will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Bank may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Bank.

VOTING SECURITIES

    The Bank is authorized to issue 4,000,000 shares of Common Stock, no par value, of which 1,610,940 shares are issued and outstanding. All common shares are voting shares but only those shareholders of record as of March 17, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting and at any and all postponements or adjournments thereof. The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting.

    Each common share is entitled to one vote at the Annual Meeting, except with respect to the election of directors. In elections for directors, California law provides that a shareholder of a California corporation, or the shareholder's proxy, may cumulate votes. Cumulation of votes means that each shareholder has a number of votes equal to the number of shares owned by the shareholder, multiplied by the number of directors to be elected, and a shareholder may cumulate such votes for a single candidate or distribute such votes among as many candidates as the shareholder deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been placed in nomination prior to the voting, and only if the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the Annual Meeting to announce their intention to cumulate their votes. The proxy holders are given discretionary authority to cumulate votes represented by shares for which they are named in the proxy.

    In an election of directors, California law provides that the nominees receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by such shares are elected; votes against the director and votes withheld shall have no effect.

                             PRINCIPAL SHAREHOLDERS

    As of March 17, 1997, no person known to the Bank owned beneficially or of record more than five percent (5%) of the outstanding shares of its Common Stock.

                                 PROPOSAL ONE:
                       ELECTION OF DIRECTORS OF THE BANK

NOMINATIONS

    The Bylaws of the Bank provide a procedure for nomination for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement/Prospectus. Nominations not made in accordance therewith may be disregarded by the Chairman of the Meeting, and upon his instructions the inspectors of election shall disregard all votes cast for such nominee(s).

    Shareholders of Common Stock are entitled to one vote for each share held, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the meeting to announce their intention to cumulate their votes. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

NOMINEES

    The authorized number of directors fixed in accordance with Section 16 of the Bylaws of the Bank and to be elected at the Annual Meeting is fourteen (14). Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

    All proxies will be voted for the election of the following fourteen (14) nominees (all of whom are incumbent directors), recommended by the Board of Directors, unless authority to vote for the election of any directors is withheld by the shareholder on the proxy. If any nominee should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

    The following table sets forth information with respect to beneficial ownership of the Common Stock of the Bank by those persons nominated by the Board of Directors for election as directors, as well as all directors and principal officers as a group. There is no family relationship between any of the directors and/or principal officers. The Bank has only one class of shares outstanding, Common Stock.

                                                                                                     SHARES BENEFICIALLY OWNED
                                                                                                               AS OF
                                                                                                         MARCH 17, 1997(1)
                                                                                                     --------------------------
                                                             POSITIONS HELD               DIRECTOR                        % OF
NOMINEE                                   AGE                WITH THE BANK                 SINCE     SOLE(2)  SHARED(3)   CLASS
----------------------------------------  ---   ----------------------------------------  --------   -------  ---------   -----
Henry Clay Arnest III...................  55    Director                                    1984       6,534    13,836     1.26

Louis J. Bosetti........................  65    Director                                    1984       7,262    15,482     1.46

Daniel B. Cargile.......................  56    Director                                    1985      34,712     --        2.15

Harry Dudley............................  66    Director                                    1989       --       38,013     2.36

William P. Ellison......................  48    President, Executive Officer and            1995      12,741     --        0.79
                                                  Director

Garry D. Fish...........................  52    Director                                    1984      20,126     --        1.24

Max Muller Froome.......................  46    Director                                    1984       5,340     2,446     0.48

Orville K. Jacobs.......................  66    Director                                    1984      49,491     1,100     3.13

Gary C. Katz............................  47    Director                                    1984      30,815    11,310     2.60

John W. Koeberer........................  52    Chairman of the Board of Directors and      1984      19,927    21,423     2.56
                                                  Director

Raymond C. Lieberenz....................  53    Secretary and Director                      1984       6,534    12,184     1.16

Gary L. Napier..........................  56    Vice Chairman of the Board of Directors     1984      25,771     --        1.59
                                                  and Director

Eugene F. Penne.........................  69    Director                                    1984       6,534    15,902     1.39

Terrance A. Rust........................  56    Director                                    1984      16,678    40,404     3.53

All directors and principal officers (17
  persons) as a group...................
                                                                                                     259,002   172,644    25.38

------------------------

(1) The calculations below are based on the total number of shares outstanding, including 13,326 shares (9,023 of which became vested during 1996) held for the benefit of the principal officers pursuant to the Bank's Employee Stock Ownership Plan and related trust agreement, and includes certain stock options as indicated in footnote (2).

(2) The named persons exercise sole voting and investment power with respect to shares listed in this column. Includes 89,575 shares as to which options granted to directors and principal officers pursuant to the Bank's 1994 Stock Option Plan (see "Stock Option Plan" herein) are vested within 60 days of the Record Date.

(3) The named persons share voting and investment power with respect to shares listed in this column.

    The following is a brief account of the business experience of each nominee.

    HENRY CLAY ARNEST III is sales manager for Northwestern Carbon Company, and was previously a group home proprietor and owner of Arnest & Sons Country Store in Red Bluff.

    LOUIS J. BOSETTI was the Superintendent of Schools for Tehama County from 1971 until retirement in 1991, and is currently self-employed as an educational consultant.

    DANIEL B. CARGILE serves the Bank in a part-time capacity as Business Development Officer, and retired as President and Chief Executive Officer of the Bank December 31, 1995, after serving in that position since 1985. Prior to joining Tehama Bank, Mr. Cargile was employed by Crocker National Bank for 20 years.

    HARRY DUDLEY is president of Dudley's Underground Construction Company and Countryside Cable TV.

    WILLIAM P. ELLISON became President and Chief Executive Officer of the Bank January 1, 1996, and from 1991 until that time served the Bank as Vice President and later Senior Vice President (Operations). Prior to joining the staff of Tehama Bank, Mr. Ellison was employed by Bank of America for 21 years.

    DR. GARRY D. FISH has been engaged in the practice of optometry in Red Bluff since 1972.

    MAX MULLER FROOME was self-employed as a landscape contractor from 1978 through 1992, and is currently self-employed as a broker of antiques and jewelry salesman.

    ORVILLE K. JACOBS is retired and was a developer of real estate in Tehama County for 14 years, during which time he was involved with commercial real estate ventures in Red Bluff and surrounding communities. He is presently a partner in Camper's Corral, which is located in Red Bluff.

    GARY C. KATZ is the president and majority owner of Phoenix Broadcasting, Inc., which owns and operates the North State Radio Network, operator of radio stations in northern California.

    JOHN W. KOEBERER, Chairman of the Board, has been involved in resort and park management in Tehama County since 1969. He is President and owner of The California Parks Company, which operates park concessions in Lassen Volcanic National Park, Shasta--Trinity National Recreation Area and numerous facilities in the San Francisco Bay area. He is a member of the California Tourism Commission and a member of the Fibreboard Corporation and California Chamber of Commerce boards of directors. He is also Chairman of the California Parks Hospitality Association and Lassen National Park Foundation.

    RAYMOND C. LIEBERENZ, Secretary of the Board, was associate real estate appraiser for the Tehama County Assessor from 1977 to 1987, and currently is a licensed real estate broker and co-owner of Mountain Valley Real Estate.

    GARY L. NAPIER, Vice Chairman of the Board, has been a principal of Buffum and Napier Insurance Brokers since 1965, and the sole owner for the last 15 years. He is also the developer of several properties in Red Bluff and surrounding areas, and president of Torja Corporation, a private investment company.

    EUGENE F. PENNE is the proprietor of bowling recreation centers in Red Bluff (Lariat Bowl) and Chico (Orchard Lanes).

    TERRANCE A. RUST is a dentist engaged in the specialty practice of oral and maxillofacial surgery, and has maintained offices in Redding and Red Bluff since 1970.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Bank has an Audit/Investment Committee and an Executive/Compensation Committee. The members of the Audit/Investment Committee are as follows: Louis
J. Bosetti (Chairperson), Henry Clay Arnest III, Gary C. Katz, John W. Koeberer, and Eugene F. Penne. The members of the Executive/ Compensation Committee are as follows: Louis J. Bosetti, William P. Ellison, Garry D. Fish, Gary C. Katz, John
W. Koeberer and Gary L. Napier.

    The Bank does not have a nominating committee, but the Executive/Compensation Committee functions as the Bank's nominating committee. Shareholders may nominate directors in accordance with the procedures set forth in Section 16 of the Bank's Bylaws, which is printed in full in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

    The Audit/Investment Committee examines and reviews both internal audit controls and regulatory audit reports, meets with the Bank's auditors concerning audit procedures and controls, and monitors the Bank's investments. The Executive/Compensation Committee oversees the routine operations of the Bank by delegation from the Board of Directors, advises and reports to the full Board regarding such matters, investigates and advises the Board of Directors as to employee benefit arrangements, conducts searches when the Bank proposes to hire executive personnel, and reports to the Board of Directors with regard to executive compensation, including bonus compensation.

    The Board of Directors met a total of twelve (12) times during 1996. During this same period, the Audit/Investment Committee met seven (7) times and the Executive/Compensation Committee met five (5) times. All incumbent directors of the Bank attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the Committees of which they were members.

                     COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE

    The following table provides information concerning compensation of all executive officers of the Bank who received, during any of the periods indicated, annual salary and bonus exceeding $100,000.

                                                                                                         ALL OTHER
                                                                                                      COMPENSATION(3)
                                                                                                      ----------------
                                        ANNUAL COMPENSATION
----------------------------------------------------------------------------------------------------
                                                                                     OTHER ANNUAL
NAME                                               YEAR       SALARY    BONUS(1)    COMPENSATION(2)
-----------------------------------------------  ---------  ----------  ---------  -----------------
William P. Ellison.............................       1996  $  109,500  $  44,000      $   4,272         $   24,315
                                                      1995      77,454     29,000            967             20,642
                                                      1994      58,312     25,500            756             17,982

Frank S. Onions................................       1996  $   74,635  $  35,289      $   1,921         $   47,799
                                                      1995      70,674     35,300          1,177             42,908
                                                      1994      67,744     32,021          1,171             39,900

W. Steven Gilman...............................       1996  $   74,583  $  19,000      $     641             --
                                                      1995      44,209     --                314             --
                                                      1994      --         --             --                 --

David L. Roberts...............................       1996  $   74,080  $  12,000      $   1,345         $   24,315
                                                      1995      73,453     36,400          1,120             20,642
                                                      1994      70,555     33,020          1,118             17,982

------------------------

(1) Bonuses are indicated for the years upon which they are based, and are payable March of the succeeding year.

(2) Includes Bank payment of insurance premiums, matching contributions to the Bank's Employee Stock Ownership Plan and, in the case of Mr. Ellison and Mr. Onions, use of a Bank automobile.

(3) Includes amounts accrued pursuant to Salary Continuation Agreement. See "Salary Continuation Agreements" below.

STOCK OPTION PLAN

    The Tehama Bank 1994 Stock Option Plan (the "1994 Plan") was approved by the shareholders of the Bank at the 1994 Annual Meeting of Shareholders. The Board adopted the 1994 Plan in order to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to present and future affiliates of the Bank, including officers, employees and directors. Options granted under the 1994 Plan may only be granted to key, full-time salaried employees, key, full-time salaried officers, and directors of the Bank or any subsidiary. As of the date of this Proxy Statement there are approximately 57 officers or employees of the Bank eligible to receive option grants. The aggregate number of shares available for issuance pursuant to the exercise of options granted under the Plan may not exceed 389,000 shares of the Bank's common stock. However, such number of shares as well as the number of shares and the exercise price of outstanding options are required to be proportionately adjusted for any increase or decrease in the number of outstanding shares of common stock resulting from any recapitalization, merger in which the Bank is not the surviving entity, stock dividend, or the like. The 1994 Plan and outstanding options may be terminated in the event of a sale or dissolution or change in control of the Bank, provided that (unless replacement options are offered) all outstanding options may be exercised prior to the effectiveness of such transactions without regard to individual vesting provisions. Acceleration of vesting is also required in the event of tender offers. The Plan is administered by a Stock Option Committee currently composed of all members of the Board of Directors except Chief Executive Officer William
P. Ellison.

    The terms of options granted to officers and employees of the Bank are within the discretion of the Committee, subject to the limitations that no option may have a term exceeding ten years, all options must be granted at not less than the fair market value of the common stock as of the date of grant, and the number of shares subject to options granted under the Plan or any other plan of the Bank held by any single optionee may not exceed 10% of the total outstanding shares of the Bank's common stock. The 1994 Plan also provides that each current and future director of the Bank shall receive a one-time grant of an option to acquire 10,890 shares (as adjusted for the two-for-one stock split declared in 1994 and 10% stock dividends declared in 1995 and 1996) of common stock at a price equal to 100 % of the fair market value of the common stock as of the date of the grant. No director may receive more than one such grant under the 1994 Plan. Each such director option expires five years from the date of grant, vests immediately as to 20% of the total number of shares subject to the grant, and vests to the extent of an additional 20% of such number of shares on each of the first through the fourth anniversaries of the date of grant.

    The exercise price of options under the 1994 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Options may also be exercised (1) through a same-day sale program, pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Bank, out of the sales proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus applicable withholding taxes, (2) by delivering to the Bank a sufficient number of previously acquired shares of common stock to pay the exercise price and any required withholding, and (3) with the consent of the Stock Option Committee, by having the Bank withhold from the number of shares exercised a sufficient number of shares to satisfy such exercise price and tax withholding.

    Options under the 1994 Plan are not assignable or transferable other than by will or by the laws of inheritance, and during the optionee's lifetime the option may be exercised only by the optionee. If an optionee officer or director ceases to be employed by the Bank or any of its subsidiaries for any reason other than cause (as defined), disability or death, the optionee may, within three months after the date of termination of employment, exercise the option to the extent the optionee was entitled to exercise it at the date of such termination; provided that the date of exercise is in no event after the expiration of the term of the option. If an employee's employment is terminated for cause, the option terminates on the date of termination. In the event an optionee's employment is terminated due to the optionee's disability or death, the optionee or the optionee's estate, as applicable, within twelve months following the date of termination of employment, may exercise the option to the extent the option was exercisable at the date of such termination of employment, provided that the date of exercise is in no event after the expiration of the term of the option.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES FOR 1996

    The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information concerning options granted or exercised during 1996 and the estimated 1996 year-end value of unexercised options held by such executive officers. Numbers and prices have been adjusted for the 1994 stock split and 1995 and 1996 stock dividends.

                                                                                   NUMBER OF SECURITIES
                                                                                        UNDERLYING        VALUE OF UNEXERCISED
                                                                                        UNEXERCISED           IN-THE-MONEY
                                                 SHARES                              OPTIONS AT FY-END    OPTIONS AT FY-END(2)
                                  OPTIONS       ACQUIRED        VALUE REALIZED         (EXERCISABLE/         (EXERCISABLE/
NAME                              GRANTED      ON EXERCISE            (1)             UNEXERCISABLE)         UNEXERCISABLE)
------------------------------  -----------  ---------------  -------------------  ---------------------  --------------------
William P. Ellison............       9,000         --                 --                 7,989/13,527      $   21,866/$21,783
W. Steven Gilman..............       5,000         --                 --                  1,100/4,400               250/1,000
Frank S. Onions...............      --             --                 --                  6,504/4,386           23,180/15,632
David L. Roberts..............      --             --                 --                  3,115/5,597           11,102/19,948

------------------------

(1) Market value of underlying securities on the date(s) of exercise, minus the exercise or base price.

(2) Market value of underlying securities at year-end 1996, minus the exercise or base price.

SALARY CONTINUATION AGREEMENTS

    In order to provide long-term incentive to selected senior executive officers, the Bank on June 17, 1993 entered into Executive Salary Continuation Agreements (each an "SCA") with four senior executive officers of the Bank, including former Chief Executive Officer Daniel B. Cargile, Chief Executive Officer (and former Senior Vice President) William P. Ellison, and Senior Vice Presidents David L. Roberts and Frank S. Onions. Benefits payable under the SCAs are intended by the Bank to be funded by single-premium life insurance policies which the Bank purchased in connection with entering into the SCAs and of which the Bank is the owner and beneficiary. The total amount of such premiums, paid by the Bank during 1993 and 1994, was $1,285,000. Notwithstanding the existence of such policies of insurance, however, the SCAs create no rights or interests in the property or assets of the Bank, the sole obligation of the Bank under the SCAs is an unfunded and unsecured promise to pay money in the future, and the status of any person who may assert a claim pursuant to an SCA is that of an unsecured general creditor of the Bank.

    Generally, each SCA provides the named executive officer with a specified annual money benefit (the "Annual Benefit") payable to the executive or to his named beneficiary or surviving spouse or estate, in that order, for a period of fifteen years following the executive's retirement upon or after a specified retirement age. If the executive should die or become disabled prior to such specified retirement age, a percentage of the Annual Benefit (on a sliding upward scale depending upon the number of years which elapse between execution of the SCA and the executive's early death or disability) would be payable.

    No Annual Benefit is payable if the executive's employment is terminated for cause or the executive voluntarily terminates his employment with the Bank prior to his specified retirement age, but the full Annual Benefit is payable if the executive's employment with the Bank is terminated by the Bank without cause or in connection with a change in control of the Bank. The amount of the Annual Benefit also is subject to reduction if in any year it exceeds the compensation expense which (with respect to the payment of such Annual Benefit) the Bank may deduct under the Internal Revenue Code of 1986, as amended (the "Code"), or if any portion of the Annual Benefit not waived by the executive constitutes an "excess parachute" payment under the Code.

    Subject to such contingencies, the following table sets forth information regarding benefits payable under the four SCAs which have been entered into by the Bank:

                                                                        YEARS REQUIRED      YEAR ANNUAL
                                                                           FOR FULL           BENEFIT
NAME                                                  ANNUAL BENEFIT        BENEFIT          COMMENCES      RETIREMENT AGE
----------------------------------------------------  --------------  -------------------  -------------  -------------------
Daniel B. Cargile...................................    $   25,000                 5              1998                57
David L. Roberts....................................    $   50,000                10              2011                62
Frank S. Onions.....................................    $   25,000                 5              1998                65
William P. Ellison..................................    $   50,000                10              2011                62

DIRECTOR COMPENSATION

    Directors of the Bank were paid $750 per meeting of the Board of Directors attended during 1996. In addition, members of each committee were paid $50 for each committee meeting attended, Mr. Koeberer, as Chairman, was paid an additional $450 per month, and committee chairman were paid an additional $50 per meeting. The total amount of such fees paid to all directors for all meetings attended during fiscal year 1996 was $151,350.

    During 1996, director options for 8,934 shares (as adjusted for the 1994 stock split and 1995 and 1996 stock dividends) having a net value (market price less exercise price on the date of exercise) of $31,314 were exercised.

INDEBTEDNESS OF MANAGEMENT

    The Bank has had and expects to have in the future, banking transactions in the ordinary course of its business with directors, principal officers, their respective associates and members of their immediate families. All loans and commitments to lend to such persons during 1996 were made in accordance with Bank policy on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the Bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

TRANSACTIONS WITH MANAGEMENT

    During 1996, the Bank placed radio advertising in the amount of $16,760 with agencies employed by stations owned and operated by director Gary Katz, and paid brokerage commissions in the total amount of $10,493 to director Gary Napier for insurance purchased through his agency. No other business transactions of any kind existed or were entered into between the Bank and its directors and their affiliates.

                PROPOSAL TWO: APPROVAL OF PLAN OF REORGANIZATION
                              AND MERGER AGREEMENT

                                   THE MERGER

GENERAL

    Shareholders of the Bank are being asked to consider and vote upon a proposal to approve a Plan of Reorganization and Merger Agreement, dated as of February 12, 1997 (the "Reorganization Agreement"), pursuant to which the business of the Bank will be conducted as a wholly-owned subsidiary of Tehama Bancorp ("Bancorp"). Bancorp is a California corporation formed by the Bank and at the direction of the Bank's Board of Directors for the specific purpose of becoming the bank holding company for the Bank. See "TEHAMA BANCORP." The Bank also formed Tehama Merger Corporation (the "Subsidiary") as a California corporation. Bancorp owns all of the issued and outstanding shares of capital stock of the Subsidiary. Assuming all requisite approvals are obtained and certain other conditions are satisfied or waived, upon consummation of the Merger, the Subsidiary will be merged with and into the Bank, all outstanding shares of Bank Common Stock held by the Bank's shareholders will be converted into and exchanged for shares of Bancorp Common Stock on a share-for-share basis, the Bank's shareholders will become the shareholders of Bancorp, and Bancorp will become the sole shareholder and parent holding company of the Bank.

    Following the Merger, the Bank: (i) will continue to exist as a California banking corporation and to be regulated by the Superintendent and/or Commissioner, and the FRB, and the Bank's deposits will continue to be insured by the FDIC to the maximum amount permitted by law; (ii) will continue to be managed by its current Board of Directors and management; and (iii) will continue to engage in substantially the same business and activities in which it is presently engaged at all of its presently established branch offices. See "Tehama Bank--General."

    The Board of Directors of the Bank has unanimously approved the proposed Merger and recommends that the shareholders vote "For" the proposal.

    The terms of the Merger are set forth in the Reorganization Agreement attached to this Proxy Statement/Prospectus as Appendix A, and incorporated herein by reference. The summary of the Reorganization Agreement set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Reorganization Agreement.

CONVERSION OF OPTIONS

    There currently are outstanding under the Bank's 1994 Plan options to purchase an aggregate of 195,826 shares of the Bank's authorized but unissued Common Stock at prices ranging between $8.68 and $12.27 per share which expire between the years 1999 and 2001. In accordance with the terms of the Reorganization Agreement, upon consummation of the Merger, the 1994 Plan will be administered in an appropriate manner to reflect the Merger and any outstanding options to purchase shares of Common Stock of the Bank will be converted into options to purchase the same numbers of shares of Bancorp Common Stock on the same terms and conditions as currently are in effect.

RECOMMENDATION AND REASONS

    In the opinion of the Bank's Board of Directors, a bank holding company structure will provide the Bank with certain advantages in comparison to the Bank's present corporate structure. These advantages include additional flexibility in expansion of the Bank's business through the acquisition of other financial institutions, in the raising of additional capital through borrowing (if needed), subject to applicable regulatory requirements, the ability to repurchase its securities, and flexibility in acquiring or establishing other businesses related to banking.

    Recent legislation, economic conditions and actions by financial institution regulators have combined to result in a period of consolidation in the bank and thrift industry, and the Board of Directors believes the Bank may have opportunities to expand its business and geographic markets through the acquisition of other financial institutions or of branch offices of other institutions. A bank holding company form of organization will provide the Bank with the greatest amount of flexibility in responding quickly to expansion opportunities. For instance, the Bank is not permitted to own a separate bank or thrift institution. In a holding company structure, on the other hand, a financial institution could be acquired and operated as a separate entity if it was desirable to do so. While the Bank and Bancorp might in the future consider making acquisitions, neither the Bank nor Bancorp is presently conducting discussions with any potential candidate for acquisition.

    A bank holding company structure may provide more alternatives in the raising of funds required by the Bank, or other subsidiaries of the holding company, particularly under changing conditions in financial and monetary markets. Indeed, if a subsidiary of the holding company required additional capital, the holding company might raise that capital by relying on its own borrowing capacity reflecting all of its subsidiaries, thereby eliminating the need to sell additional equity capital. While there currently are no plans for Bancorp to borrow funds for the use of or to contribute to the capital of the Bank (nor is the Bank presently in need of additional capital funds to meet the capital adequacy requirements of federal and state regulatory authorities), management believes that the added borrowing flexibility provided by a holding company structure is desirable. There can be no assurance, however, as to the method or type of financing arrangements that will be available to Bancorp if the Reorganization Agreement is approved.

    The Bank may not repurchase shares of its own capital stock except after application and receipt of specific approval by the Superintendent and the FRB. Consequently, if situations arose where the Board of Directors considered a repurchase of shares to be in the Bank's best interests, the Bank's ability to respond would be subject to such conditions. Assuming that the Bank continues to be well-capitalized, however (see "SUPERVISION AND REGULATION--Capital Standards" below), Bancorp under current regulations of the FRB would probably qualify to repurchase its shares without FRB or other regulatory approval, provided that Bancorp's capital exceeds the standards for a "well-capitalized" bank both before and after any such repurchases, its FRB examination results in a rating of "1" or "2," and there are no unresolved supervisory issues with respect to Bancorp.

    A holding company structure also will provide flexibility in engaging in other financial services activities through newly formed subsidiaries or through the acquisition of existing companies. Bancorp does not expect to engage in any activities other than the operation of the Bank in the reasonably foreseeable future. Under a holding company structure, however, Bancorp will be positioned to do so (subject to required regulatory approvals) in the event that, in the future, such a course of action would be considered to be in Bancorp's best interests. See "SUPERVISION AND REGULATION."

CONVERSION OF SHARES AND EXCHANGE OF CERTIFICATES

    Upon consummation of the Merger, the shares of Common Stock of the respective corporate parties to the Reorganization Agreement shall be converted as follows:

    (i) Each share of Bank Common Stock held of record by the Bank's shareholders automatically will be converted into one share of Bancorp Common Stock (such Bancorp Common Stock having the equivalent number of votes per share as the shares of Bank Common Stock being surrendered). Thereafter, the Bank's shareholders will be entitled to receive, upon the surrender by them to Bancorp of all certificates representing shares of Bank Common Stock held by them on the Effective Date ("Old Certificates"), a certificate or certificates representing the number of shares of Bancorp Common Stock to which they are entitled; and, until so surrendered, each Old Certificate will be deemed for all corporate purposes to evidence the ownership of the same number of shares of Bancorp Common Stock. Shareholders whose Old Certificates have been lost or are missing may be required to make certain special arrangements in order to receive their certificates representing Bancorp Common Stock, including the furnishing to Bancorp or its stock transfer agent of certain affidavits and/or a bond or other form of indemnification.

    (ii) The Subsidiary will disappear, the shares of the Subsidiary's Common Stock outstanding immediately prior to the Effective Date of the Merger will be converted into shares of the Bank, and all the outstanding shares of Bank Common Stock will then be owned by Bancorp.

    (iii) The shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger will be repurchased by Bancorp for the amount paid for such shares. Such shares upon repurchase will be canceled.

REQUIRED APPROVALS

    The affirmative vote at the Annual Meeting of the holders of at least a majority of the total outstanding shares of Bank Common Stock is required to approve the Merger. All proxies will be voted for the proposal to approve the Merger, unless a vote against the Merger or an abstention is noted. Abstentions will be counted for purposes of determining the number of shares entitled to vote on the proposal and will have the effect of a vote against the proposal. Broker non-votes (shares held by brokers or nominees which are present in person or represented by proxy at the meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or other rules applicable to brokers) with respect to Proposal Two will be counted to determine the presence or absence of a quorum, and will also have the effect of a vote against the proposal.

    In addition, the Merger is subject to the approval of the Superintendent, the FDIC and the FRB. Applications for all such required regulatory approvals either have been filed and currently are pending or will soon be filed. Although no assurances are or can be given, Bancorp and the Bank have no reason to believe that such regulatory approvals will not be obtained.

    After final regulatory approvals are received, a thirty day waiting period is required prior to consummation of the Merger to allow the United States Department of Justice to review the transaction for antitrust considerations. Receipt and continued effectiveness of all necessary regulatory approvals are conditions of the Merger.

CONDITIONS AND EFFECTIVE DATE; AMENDMENT; TERMINATION

    As mentioned above, consummation of the Merger is subject to various conditions described in the Reorganization Agreement, including, without limitation: (i) approval of the Reorganization Agreement and the Merger by the shareholders of the Bank; (ii) receipt of required regulatory approvals, some of which may be conditioned upon the Merger being consummated within three months after the granting of approval; and (iii) receipt (unless waived by the Bank, Bancorp and the Subsidiary) of the favorable opinion of the Bank's independent certified public accountants or legal counsel with respect to Federal income tax consequences of the Merger. Subject to the fulfillment of all conditions described in the Reorganization Agreement, the Merger will become effective on the date on which the Reorganization Agreement is filed with the Secretary of State of the State of California.

    The Reorganization Agreement may be amended, modified or supplemented by the Bank and Bancorp at any time prior to consummation of the Merger, and whether before or after approval by the Bank's shareholders. Following approval of the Reorganization Agreement by the Bank's shareholders, however, no such amendment may change the ratio of conversion of Bank Common Stock into Bancorp Common Stock without shareholder approval of such change.

    The Reorganization Agreement may be terminated, whether before or after shareholder approval, upon the mutual consent of the Bank and Bancorp, or by either the Bank or Bancorp if, among other things: (i) any suit or proceeding is instituted or threatened in which it is sought to restrain or prohibit the Merger; (ii) the Merger is not approved by the Bank's shareholders at the Annual Meeting; or (iii) either party determines that consummation of the Merger is not in the best interests of the Bank or its shareholders.

    The expenses of the Merger are estimated to be approximately $70,000. Such expenses will be borne initially by the Bank, but if the Merger is consummated the Bank will be reimbursed by Bancorp for those expenses which may not properly be borne by the Bank. Some or all of the funds used by Bancorp to reimburse the Bank will be paid from dividends received by Bancorp from the Bank in the future.

ACCOUNTING TREATMENT

    Management of the Bank and Bancorp have been advised that the Merger, if completed as proposed, will be treated similar to a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be reported in the financial statements of Bancorp at their respective book values as of the Effective Date, and the consolidated financial statements of Bancorp will reflect the historical operations of the Bank prior to the Merger.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes certain of the federal income tax consequences of the Merger pursuant to the Code, as set forth in a tax opinion that Bancorp and the Bank expect to obtain from their independent public accountants, and is included for general information only.

    The following discussion assumes among other matters that shares of Bank Common Stock exchanged for shares of Bancorp Common Stock pursuant to the Merger will not be subject to any liability at the time they are so exchanged and that no liabilities of any shareholder of the Bank will be assumed by the Bank in connection with the Merger. The discussion does not cover the consequences of the Merger under state, local or other tax laws, or special tax consequences to particular shareholders having special situations. In addition, the Internal Revenue Service is not being asked to provide a Tax Ruling as to the federal income tax consequences of the Merger, and is not obligated to accept the position set forth herein in the event that the matter were placed at issue. Accordingly, shareholders are urged to consult with their own tax advisors regarding the effect of the Merger on them personally. ALSO, THIS DISCUSSION DOES NOT COVER THE TAX CONSEQUENCES OF THE CONVERSION OF THE OUTSTANDING OPTIONS TO PURCHASE SHARES OF BANK COMMON STOCK INTO BANCORP OPTIONS. HOLDERS OF THE BANK'S OUTSTANDING OPTIONS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF THE MERGER AND CONVERSION.

    Subject to the foregoing assumptions and based on certain representations made by the Bank and Bancorp, Bancorp and the Bank are informed that, for federal income tax purposes:

    (a) The merger of the Subsidiary into the Bank and the issuance of Bancorp Common Stock in connection therewith as described herein will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

    (b) No gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of such stock for shares of Bancorp Common Stock in connection with the Merger;

    (c) The tax basis of Bancorp Common Stock received by the shareholders of the Bank pursuant to the Merger will be the same as the tax basis of the shares of Bank Common Stock exchanged therefor; and

    (d) The holding period of the shares of Bancorp Common Stock received by the shareholders of the Bank will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that Bank Common Stock is held by the shareholder as a capital asset on the date of consummation of the Merger.

    Shareholders are advised to consult their own tax advisers in order to make a personal evaluation of the federal income tax consequences, and any state or local tax consequences, of the Merger.

NO DISSENTERS' RIGHTS

    Under the CGCL, no shareholder of the Bank will have any dissenter's rights in connection with the Merger. The dissenter's rights of shareholders of the Bank and Bancorp are identical under California law.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

    No consideration, monetary or otherwise, has been given or offered to any shareholder, officer, or director, or any member of the immediate family thereof, of the Bank, the Subsidiary or Bancorp in connection with the consummation of the Merger. The directors and executive officers of the Bank are also the directors and executive officers of Bancorp.

RESTRICTIONS ON SALE OF BANK COMMON STOCK PRIOR TO THE MERGER BY CERTAIN PERSONS
  AND ON RESALE OF BANCORP COMMON STOCK RECEIVED BY CERTAIN PERSONS

    The shares of Bancorp Common Stock proposed to be issued to the Bank's shareholders in the Merger have been registered under the Securities Act of 1933, as amended (the "1933 Act"). However, certain restrictions will apply to the resale of shares issued to certain persons. Under Federal securities laws, any person who is an "affiliate" of the Bank at the time the Merger is submitted to a vote of the Bank's shareholders may not resell or transfer shares of Bancorp Common Stock received by him or her during a period of three years following the date of consummation of the Merger unless: (i) such person's offer and sale of those shares has been registered under the 1933 Act; (ii) such person's offer and resale is made in compliance with Rule 145 promulgated under the 1933 Act (which permits limited sales under certain circumstances); or (iii) another exemption from registration is available.

    Persons who are considered "affiliates" of Bancorp following the Merger also will be subject to certain restrictions on sales by them of any shares of Bancorp Common Stock. Any such sale by a Bancorp affiliate will require: (i) the registration under the 1933 Act of the shares to be sold; (ii) compliance with Rule 144 promulgated under the 1933 Act (which permits limited sales under certain circumstances); or (iii) the availability of another exemption from registration.

    An "affiliate" of the Bank or Bancorp, as defined by the rules promulgated pursuant to the 1933 Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Bank or Bancorp. The above restrictions are expected to apply to the directors and executive officers of the Bank and Bancorp (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same home as such person, and any trusts, estates, corporations or other entities in which such persons have a 10% or greater beneficial or equity interest), and may apply to any current shareholder of the Bank (or, following the Merger, any shareholder of Bancorp) that owns an amount of stock sufficient to be considered to "control" the Bank or Bancorp or that otherwise is an "affiliate" of the Bank or Bancorp. Stock transfer instructions will be given by Bancorp to its stock transfer agent with respect to Bancorp Common Stock to be received by persons deemed by Bancorp to be subject to these restrictions, and the certificates for such stock may be appropriately legended. However, individual shareholders should consult with their own counsel regarding the application of the above restrictions to their Bancorp Common Stock.

    This Proxy Statement/Prospectus does not apply to any resales of Bancorp Common Stock received by any person in connection with the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

                                   DIVIDENDS

THE BANK

    Holders of Bank Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "SUPERVISION AND REGULATION--Limitations on Dividends." No cash dividends have been paid by the Bank, but the Bank paid 10% stock dividends in 1994, 1995 and 1996, and declared a 2-for-1 stock split in 1994. Whether or not dividends will be paid in the future will be determined by the Board of Directors after consideration of various factors. The Bank's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by the Bank. In any event, upon consummation of the Merger, any dividends paid by the Bank will be paid to Bancorp.

BANCORP

    Holders of Bancorp Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of Bancorp out of funds legally available therefor. See "SUPERVISION AND REGULATION--Limitations on Dividends." While Bancorp will not be subject to certain restrictions on dividends and stock redemptions and repurchases applicable to the Bank, the ability of Bancorp to pay dividends to the holders of its stock will depend to a large extent upon the amount of dividends paid by the Bank to Bancorp. The ability of the Bank to pay dividends in the future will depend upon the earnings and financial condition of the Bank. As a newly organized corporation, Bancorp has no dividend policy.

                                 CAPITALIZATION

    Set forth below is the capitalization of the Bank at December 31, 1996, the capitalization of Bancorp and the Subsidiary immediately prior to the Merger and the pro forma capitalization of Bancorp after giving effect to the Merger, assuming that no stock options are exercised prior to the Merger. The presentation of this information is unaudited.

                                                                                                         PRO FORMA
                                                                 BANK      SUBSIDIARY(1)   BANCORP(2)   (BANCORP)(3)
                                                              -----------  -------------   ----------   ------------
Common Stock................................................  $12,225,722    $   1,000     $    1,000   $ 12,226,722
Retained Earnings...........................................    2,905,644      --              --          2,905,644
Total.......................................................   15,131,366        1,000          1,000     15,132,366
Common Stock:
Authorized..................................................    4,000,000    4,000,000      4,000,000      4,000,000
Outstanding.................................................    1,610,940          100            100      1,610,940

------------------------

(1) Funds to capitalize the Subsidiary were obtained by issuing 100 shares of its Common Stock to Bancorp for a total of $1,000. At the Effective Date of the Merger, the shares of the Subsidiary will be converted into shares of the Bank.

(2) In order to organize Bancorp, 100 shares of its Common Stock were issued to William P. Ellison, President and Chief Executive Officer of the Bank, for a total of $1,000. On the Effective Date of the Merger, such shares will be repurchased and canceled by Bancorp at a cash price equal to that paid by Mr. Ellison.

(3) Estimated total expenses of the Merger, including legal and accounting fees, of $70,000 are not reflected in the table.

                       BOOK VALUE OF BANK'S COMMON STOCK

    The table below shows the per share book value of the Bank's Common Stock for the two years ended December 31, 1995 and 1996.

    BOOK VALUE

December 31, 1995                      $8.99

December 31, 1996                      $9.39

                    FINANCIAL STATEMENTS AND RELATED MATTERS

    The Bank's audited balance sheets as of December 31, 1996 and 1995 and related audited statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1996, prepared in conformity with generally accepted accounting principles, report of independent public accountants, management's discussion and analysis of financial condition and results of operations, and five-year selected financial data are set forth in the Bank's 1996 Annual Report to Shareholders and are incorporated into this Proxy Statement/Prospectus by reference. A copy of the 1996 Annual Report to Shareholders is being provided to shareholders along with this Proxy Statement/Prospectus.

    No historical financial information is available for Bancorp since it is a newly formed California corporation.

                                  TEHAMA BANK

GENERAL

    The Bank was incorporated as a California banking corporation under the name Tehama County Bank on March 15, 1984, and received its Certificate of Authority to commence banking operations on August 30, 1984. Effective February 11, 1997, the Bank changed its name to Tehama Bank. The Bank's headquarters is located at 239 South Main Street and its main office is located at 237 South Main Street, Red Bluff, Tehama County, California. Branch offices are located at 7843 Highway 99E, in the unincorporated community of Los Molinos, Tehama County; at 2025 Pillsbury Road, Chico, Butte County; at 301 Walker Street, Orland, Glenn County; and 160 North Butte Street, Willows, Glenn County. The Bank also maintains a Loan Production Office at 448 Redcliff Drive, Redding, Shasta County. The branches located in Orland and Willows were acquired by the Bank from Wells Fargo Bank, N.A., in a transaction which was effective February 22, 1997.

    The Bank conducts a commercial banking business including accepting demand, savings and time deposits, issuing letters of credit, and making commercial, real estate, and consumer loans. It also offers installment note collection, issues cashier's checks, sells traveler's checks, acts as a licensed merchant bankcard sales clearer, and provides the following: 24-hour automated teller service, bank-by-mail and night depository services, safe deposit boxes, and other customary banking services. Most of the Bank's customers are individuals and small businesses. The Bank is a member bank of the Federal Reserve System, and the accounts of its depositors are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank does not offer trust services or international banking services and does not plan to do so in the near future.

    The Bank's operating policy since its inception has emphasized retail banking. Most of the Bank's customers are retail customers, farmers and small to medium-sized businesses. The Bank takes real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

    Most of the Bank's deposits are attracted by local promotional activities and advertising in the local media. A material portion of the Bank's deposits have not been obtained from a single person or a few persons, the loss of any one or more of which would have a materially adverse effect on the business of the Bank. As of December 31, 1996, $37,280,547 of the Bank's $93,692,752 in
loans consisted of interim construction and real estate loans, primarily for single family residences or for commercial development.

    During 1996, the Bank entered into a joint venture with Humboldt Bank, Eureka, California ("Humboldt"), to organize and share equally in a subsidiary leasing company. Bancorp Financial Services ("BFS") was organized as a California corporation on November 25, 1996, and the Bank and Humboldt each contributed $2 million towards its capitalization as of January 2, 1997. It is anticipated that both Humboldt and the Bank also will extend credit to BFS in order to provide further funding for its operations. BFS' offices are located at 83 Scripps Drive, Suite 310, in Sacramento, California; the company engages in equipment leasing in the so-called "small ticket" segment of the industry, which includes leases of $100,000 or less. BFS' business plan is to acquire such leases from independent lessors or brokers through brokerage or discount, to service them and, at predetermined intervals, package and resell them to investors which may include Humboldt and the Bank. Income to the company is expected to be generated through spreads on its lease portfolio, gains on sales, and ongoing fees and charges. The company's board of directors includes BFS Chief Executive Officer Kevin D. Cochrane, three members from the Humboldt Board of Directors and three members from the Bank's Board of Directors. Since the Bank's investment in BFS did not occur until 1997, no income was realized from the Bank's investment in BFS during 1996.

MARKETS AND COMPETITION

    The Bank's primary service areas include Tehama, Butte and Glenn counties and contain a total of 52 competitive banking offices, of which 38 are offices of major chain banking systems and 14 are offices of other independent banks. On June 30, 1996, amounts reported by state and federal agencies indicated that these banking offices held approximately $1,681 million in total deposits, averaging approximately $32.3 million per office. The service areas also contain the offices of six savings and loan associations, with approximately $414.2 million in total deposits as of June 30, 1996.

    The banking business in California generally, and in the Bank's primary service areas specifically, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. Among the advantages such major banks have over the Bank are their ability to finance wide ranging advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Such banks offer certain services such as trust services and international banking which are not offered directly by the Bank (but are offered indirectly through correspondent institutions) and, by virtue of their greater total capitalization (legal lending limits to an individual customer are limited to a percentage of a bank's total capital accounts), such banks have substantially higher lending limits than does the Bank. Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities, also provide competition for the Bank in the acquisition of deposits.

    Commercial banks also compete with other types of financial institutions (savings associations and credit unions) and with other markets for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for available funds with money market instruments. In periods of high interest rates, such money market funds have provided substantial competition to banks for deposits, and it is anticipated they may continue to do so in the future.

    In order to compete with other financial institutions in its primary service areas, the Bank relies principally upon (a) direct personal contact by officers, directors, employees and shareholders, (b) extended lobby hours, and (c) specialized promotions. The Bank focuses its promotional activities on the advantages of dealing with an independent bank.

PATENTS, TRADEMARKS, ETC.

    The Bank holds no patents, registered trademarks, licenses (other than licenses required to be obtained from appropriate banking regulatory agencies), franchises or concessions.

RESEARCH ACTIVITIES

    Officers and employees of the Bank have engaged continually in marketing activities, including the evaluation of development of new services, to enable the Bank to retain and improve its competitive position in its service area. The cost to the Bank for these marketing activities cannot be calculated with any degree of certainty, although it is not considered to be material to the Bank's operations.

EMPLOYEES

    At March 1, 1997, the Bank employed 90 persons (16 of whom were part-time employees), including four principal officers and a total of 23 other officers. None of the Bank's employees is presently represented by a union or covered under a collective bargaining agreement. Management of the Bank believes that its employee relations are excellent.

PROPERTIES

    The Bank leases its Orland branch office and Redding loan production office, and owns the land and buildings in which its Chico, Los Molinos and Willows branch offices are located. The Bank owns the building in which its Red Bluff branch office and administrative headquarters are located, subject to the ground lease described below. The Bank's total rentals for premises and equipment for fiscal year 1996 were approximately $63,000 and its minimum future commitments under operating leases, as of December 31, 1996, totaled $436,760.

    The head office, a two-story commercial building with approximately 7,700 square feet of space, was formerly owned and used as a branch office by the Bank of America. At the time the Bank acquired the property in 1988, the building was approximately eight years old and had been vacant for approximately seven years.

    The Bank acquired the right to purchase the structure by way of an assignment dated February 25, 1988 ("Assignment"), from two of the Bank's directors, Orville Jacobs and John Koeberer. The building was acquired on or about February 29, 1988 for a price of $25,000. The Assignment contains a right of first refusal in favor of Messrs. Jacobs and Koeberer whereby they have the right to repurchase the building from the Bank in the event that the Bank elects to sell, vacate or sublet the building to a party other than a financial institution. This right of first refusal has a term concurrent with the terms of the underlying ground lease.

    The ground lease, which is dated July 31, 1980, and was amended on February 6, 1981, is between Allied Farms, Inc., as ground lessor, and the Bank of America, as ground lessee. The ground lease provides for an initial term of eight (8) years which terminated on December 31, 1988. It further provides for four (4) additional options to extend the term of the ground lease for a period of eight (8) years each, or a total of 32 years. The base rent is to be adjusted during each extension term in accordance with the fair market rental value of the land as of the commencement of the applicable extension term. The current lease term, at a monthly rental of $2,310, expires December 31, 2004.

LEGAL PROCEEDINGS

    At times, the Bank is a defendant in lawsuits in the ordinary course of its business. It is the opinion of management of the Bank that the resolution of these lawsuits will not have a material adverse effect on the financial condition or results of operations of the Bank.

MANAGEMENT

    For information regarding the Bank's management, including share ownership of management and executive compensation, see "PROPOSAL ONE: ELECTION OF DIRECTORS."

                                 TEHAMA BANCORP

GENERAL

    Bancorp was recently incorporated as a for-profit corporation under the California General Corporation Law for the principal purpose of engaging in activities permitted for a bank holding company. Bancorp has not yet commenced active operations. After consummation of the Merger, Bancorp will act as a holding company for the Bank and will be a legal entity separate and distinct from the Bank. The operations of Bancorp will be conducted at the same location and in the same facilities as the operations of the Bank. Bancorp does not expect to engage in activities other than the operation of the Bank in the reasonably foreseeable future. At the present time, it is not intended that, for the reasonably foreseeable future, the Bank will be compensated by Bancorp for the use of its facilities or that employees, officers or directors of Bancorp will be separately compensated by Bancorp for their services except with respect to the issuance of Bancorp stock options in replacement of outstanding Bank stock options. Bancorp expects to receive all of its income initially from dividends paid to it by the Bank, and may also receive management fees if it provides management services to the Bank.

    Upon consummation of the Merger, the activities of Bancorp will be subject to the supervision of the FRB. Bancorp may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended (the "BHCA"). See "SUPERVISION AND REGULATION."

MANAGEMENT OF BANCORP

    The directors of Bancorp are the same as the directors of the Bank, namely:
Henry Clay Arnest III, Louis J. Bossetti, Daniel B. Cargile, Harry Dudley, William P. Ellison, Garry D. Fish, Max Muller Froome, Orville K. Jacobs, Gary C. Katz, John W. Koeberer, Raymond C. Lieberenz, Gary L. Napier, Eugene F. Penne and Terrance A. Rust.

    The executive officers of Bancorp are also the same as the executive officers of the Bank, namely: William P. Ellison, President and Chief Executive Officer; W. Steven Gilman, Senior Vice President and Chief Operating Officer; Frank S. Onions, Senior Vice President and Chief Financial Officer; David L. Roberts, Senior Vice President and Chief Credit Officer.

    All of the above-named directors and executive officers have held their respective offices since shortly after the incorporation of Bancorp. They will hold office until the next annual meeting of shareholders of Bancorp or until their successors are duly elected and qualified. No arrangements or understandings exist between any of the directors or any other persons pursuant to which any of the above persons have been selected as directors.

                           SUPERVISION AND REGULATION

    The Bank is chartered under the banking laws of the State of California and is subject to the supervision of, and is regularly examined by, the California Superintendent of Banks (after July 1, 1997, the California Commissioner of Financial Institutions) and the FRB. Upon consummation of the Merger, the Bank will remain subject to regulation by such government agencies.

    Upon consummation of the Merger, Bancorp will be a bank holding company within the meaning of the BHCA, and will be registered as such with and will be subject to the supervision of the FRB.

    Certain legislation and regulations affecting the business of Bancorp and the Bank are discussed below.

GENERAL

    BANCORP. As a bank holding company, Bancorp will be registered with, report to, and be subject to supervision and periodic examination by the FRB. A bank holding company may engage in activities which the FRB has determined to be closely related to banking or managing or controlling banks. The FRB has determined by regulation that certain activities are closely related to banking within the meaning of the BHCA. Such activities include, among others, making or servicing loans; engaging in industrial banking activities; performing trust company functions; providing investment or financial advice; leasing personal or real property; engaging in community development activities; performing certain data processing operations; acting as an insurance agent for certain types of credit-related insurance; operating a savings association; providing courier services; providing management consulting services to depository institutions; issuing and selling money orders and traveler's checks and selling savings bonds; appraising real estate and personal property; arranging commercial real estate equity financing; providing certain stock brokerage services; underwriting and dealing in government obligations and money market instruments; providing foreign exchange advisory and transactional services; acting as a futures commission merchant; providing investment advice on financial futures and options on futures; providing consumer financial counseling services; tax planning and preparation; providing check guaranty services; operating a collection agency and operating a credit bureau.

    Under FRB policy, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so, absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee that any "undercapitalized" (as such term is defined therein) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency to the lesser of: (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized; or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.

    Generally, a bank holding company must obtain FRB approval before it may acquire assets or shares of any bank. See "THE MERGER--Required Approvals." FRB approval is also required for the merger or consolidation of bank holding companies, and for the assumption by any insured bank subsidiary of a bank holding company of deposit liabilities of an insured savings association, or vice versa.

    THE BANK. The Bank, as a California state-chartered nonmember bank, is subject to the supervision and regulation of the Superintendent (after July 1, 1997, the Commissioner of Financial Institutions) and the FRB. The Bank's deposits are insured up to the maximum legal limits by the FDIC. Various requirements and restrictions of these agencies affect the operations of the Bank. Federal regulations include requirements to maintain reserves against deposits and limitations on the nature and amount of loans which may be made and borrowings.

    Under federal law, no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of any insured depository institution such as the Bank, unless the FDIC has been given 60 days' prior written notice of the proposed acquisition and within that time period the FDIC has not issued a notice disapproving the proposed acquisition, or extended the period of time during which a disapproval may be issued. See "THE MERGER--Required Approvals." For purposes of these provisions, "control" is defined as the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of an insured depository institution. The purchase, assignment, transfer, pledge or other disposition of voting stock through which any person will acquire ownership, control or the power to vote 10% or more of a class of voting securities of the Bank would be presumed to be an acquisition of control. An acquiring person may request an opportunity to contest any such presumption of control. No assurance can be given that the FDIC would not disapprove a notice of proposed acquisition as described above. California law has a similar provision requiring the approval of the Superintendent prior to the acquisition of control of a state-chartered bank, such as the Bank. See "THE MERGER--Required Approvals."

    With certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with any affiliate may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of the institution. A bank generally may not purchase a low-quality asset from an affiliate, and loans to affiliates must be secured by marketable collateral. Further, bank holding companies and their subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property, or furnishing of services.

CAPITAL STANDARDS

    Federal regulation imposes upon all FDIC-insured financial institutions including the Bank and (assuming that the Merger is approved and becomes effective) Bancorp a variable system of risk-based capital guidelines designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the FRB's risk-based capital guidelines, the Bank is required (and Bancorp will be required) to maintain capital equal to at least 8 percent of its assets, weighted by risk. Assets and off-balance sheet items are categorized by the guidelines according to risk, and certain assets considered to present less risk than others permit maintenance of capital at less than the 8 percent ratio. The guidelines establish two categories of qualifying capital: Tier 1 capital comprising core capital elements, and Tier 2 comprising supplementary capital requirements. At least one-half of the required capital must be maintained in the form of Tier 1 capital. For the Bank (and for Bancorp after the Merger), Tier l capital includes only common stockholders' equity and retained earnings, but qualifying perpetual preferred stock would also be included without limit if the Bank or Bancorp were to issue such stock. Tier 2 capital includes, among other items, limited life (and in the case of banks, cumulative) preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan and lease losses.

    The guidelines also require all insured institutions to maintain a minimum leverage ratio of 3 percent Tier 1 capital to total assets (the "leverage ratio"). The FRB emphasizes that the leverage ratio constitutes a minimum requirement for the most well-run banking organizations. All other banking organizations are required to maintain a minimum leverage ratio ranging generally from 4 to 5 percent. The Bank's required minimum leverage ratio is 5 percent.

    The federal banking agencies during 1996 issued a joint agency policy statement regarding the management of interest-rate risk exposure (interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition) with the goal of ensuring that institutions with high levels of interest-rate risk have sufficient capital to cover their exposures. This policy statement reflected the agencies' decision at that time not to promulgate a standardized measure and explicit capital charge for interest rate risk, in the expectation that industry techniques for measurement of such risk will evolve.

    However, the Federal Financial Institution Examination Counsel ("FFIEC") on December 13, 1996, approved an updated Uniform Financial Institutions Rating System ("UFIRS"). In addition to the five components traditionally included in the so-called "CAMEL" rating system which has been used by bank examiners for a number of years to classify and evaluate the soundness of financial institutions (including capital adequacy, asset quality, management, earnings and liquidity), UFIRS includes for all bank regulatory examinations conducted on or after January 1, 1997, a new rating for a sixth category identified as sensitivity to market risk. Ratings in this category are intended to reflect the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices may adversely affect an institution's earnings and capital. The rating system henceforth will be identified as the "CAMELS" system.

    As of December 31, 1996, the Bank's total risk-based capital ratio was approximately 18 percent and its leverage ratio was approximately 12 percent. The Bank does not presently expect that compliance with the risk-based capital guidelines or minimum leverage requirements will have a materially adverse effect on its business in the reasonably foreseeable future. Nor does the Bank expect that its sensitivity to market risk will adversely affect its overall CAMELS rating as compared with its previous CAMEL ratings by bank examiners.

PROMPT CORRECTIVE ACTION

    Prompt Corrective Action Regulations (the "PCA Regulations") of the federal bank regulatory agencies establish five capital categories in descending order (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), assignment of banks to which depends upon the institution's total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio. Institutions classified in one of the three undercapitalized categories are subject to certain mandatory and discretionary supervisory actions, which include increased monitoring and review, implementation of capital restoration plans, asset growth restrictions, limitations upon expansion and new business activities, requirements to augment capital, restrictions upon deposit gathering and interest rates, replacement of senior executive officers and directors, and requiring divestiture or sale of the institution. The Bank has been classified as a well-capitalized bank since adoption of the PCA Regulations. Bancorp will not be subject to the PCA Regulations, but the Bank will continue to be subject to the PCA Regulations after the Merger.

DEPOSIT INSURANCE ASSESSMENTS.

    In 1995 the FDIC, pursuant to Congressional mandate, reduced bank deposit insurance assessment rates to a range from $0 to $0.27 per $100 of deposits, dependent upon a bank's risk. The FDIC has continued these reduced assessment rates through the first semiannual assessment period of 1997. Based upon the above risk-based assessment rate schedule, the Bank's current capital ratios, the Bank's current level of deposits, and assuming no further change in the assessment rate applicable to the Bank during 1997, the Bank estimates that its annual noninterest expense attributed to assessments will increase during 1997 by approximately $15,000, due principally to the Bank's acquisition of an additional $19 million in deposits in connection with its February 1997 acquisition of two branches from Wells Fargo Bank.

LIMITATIONS ON DIVIDENDS

    BANCORP. Under California law, shareholders of Bancorp may receive dividends when and as declared by its Board of Directors out of funds legally available therefor. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend. California law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (i) the corporation's assets equal at least 1 1/4 times its liabilities; and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

    FRB policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other FRB policies forbid the payment by the bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual cost plus a reasonable profit).

    THE BANK. The power of the board of directors of a state chartered nonmember bank whose deposits are insured by the FDIC to declare a cash dividend is subject to statutory and regulatory restrictions which limit the amount available for cash dividends depending upon the earnings, financial condition and cash needs of the bank, as well as general business conditions. In particular, the California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the following:
(i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period. A bank, however, with the prior approval of the Superintendent (or, after July 1, 1997, the Commissioner of Financial Institutions), may make a distribution to its shareholders of an amount not to exceed the greater of (i) a bank's retained earnings; (ii) its net income for its last fiscal year; or (iii) its net income for the current fiscal year. In the event that the Superintendent or the Commissioner determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Superintendent or Commissioner may order a bank to refrain from making such a proposed distribution. Similar restrictions under FRB regulations also govern the Bank's ability to pay dividends.

    The ability of the Bank to pay dividends is further restricted under FDICIA. FDICIA prohibits a bank from paying dividends, subject to limited exceptions, if the bank would be deemed to be undercapitalized under applicable regulations of the FDIC. In addition, in policy statements, the FDIC has advised insured institutions, like the bank, that the payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, the Bank may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items. Under the Financial Institutions Supervisory act and the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, federal regulators also have authority to prohibit financial institutions from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that such regulators could assert that the payment of dividends in some circumstances by the Bank might constitute unsafe or unsound practices and prohibit the payment of dividends even though technically permissible.

IMPACT OF MONETARY POLICIES

    Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by the Bank on its deposits and other borrowings, and the interest rate earned by the Bank on loans, securities and other interest-earning assets comprises the major source of the Bank's earnings. The Bank's business is also affected by general economic conditions and by the monetary and fiscal policies of the United States. These policies influence, for example, the FRB's open market operations in U.S. government securities, the reserve requirements imposed upon commercial banks, the discount rates applicable to borrowings from the Federal Reserve System by member banks, and other similar matters which impact the growth of the Bank's loans, investments and deposits and the interest rates which the Bank charges and pays. The nature and timing of any future changes in such policies and their impact on the Bank cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan loss charge-offs, thus adversely affecting the Bank's net earnings.

                     CAPITAL STOCK OF BANCORP AND THE BANK

    Upon consummation of the Merger, the holders of Bank Common Stock will become shareholders of Bancorp and receive one share of Bancorp Common Stock for each of their shares of Bank Common Stock. Immediately following the Merger, the Bank's shareholders will hold all of the outstanding shares of Bancorp Common Stock and be the only shareholders of Bancorp. While the classes of authorized, and the number of outstanding, shares of stock are the same for Bank and Bancorp, there are certain differences under California law between the rights of shareholders of Bancorp as opposed to the Bank. Shareholders should consider carefully the differences in Bancorp Common Stock and Bank Common Stock under California law.

    AUTHORIZED CAPITAL. The Bank currently has an authorized capitalization of 4,000,000 shares of no par value Common Stock and 2,000,000 shares of Preferred Stock. As of March 17, 1997, 1,610,940 shares of Bank Common Stock were issued and outstanding, 195,826 shares of Common Stock were reserved for issuance upon exercise of options pursuant to the Bank's 1994 Plan, and no shares of Preferred Stock were outstanding.

    Bancorp currently has an authorized capitalization of 4,000,000 shares of no par value Common Stock and 2,000,000 shares of Preferred Stock. Of such authorized shares, 100 shares of Bancorp Common Stock are currently issued and outstanding (and will be repurchased by Bancorp upon consummation of the Merger).

    Pursuant to the terms of the Reorganization Agreement, Bancorp will issue 1,610,940 shares of its Common Stock in exchange for all of the outstanding shares of Bank Common Stock. An additional 340,412 shares of Bancorp Common Stock will be reserved for issuance pursuant to the 1994 Plan to be assumed by Bancorp. See "THE MERGER--Conversion of Options." The balance of Bancorp's authorized capital stock will be available to be issued when and as the Board of Directors of Bancorp determines it advisable to do so. Such shares of capital stock could be issued for the purpose of raising additional capital, in connection with acquisitions of other businesses, or for other appropriate purposes. The Board of Directors of Bancorp has the authority to issue shares of Common Stock to the extent of the number of authorized unissued shares without obtaining the approval of existing holders of Common Stock. The issuance of additional shares of Bancorp Common Stock could adversely affect the voting power of holders of Common Stock.

    VOTING RIGHTS. Holders of Bank Common Stock are entitled to, and holders of Bancorp Common Stock will be entitled to, one vote for each share held, except that in the election of directors each shareholder has cumulative voting rights. See "GENERAL INFORMATION--Voting Securities."

    ASSESSMENT OF SHARES. The outstanding shares of Bank Common Stock are fully paid and nonassessable, except as provided in Section 662 of the California Financial Code. Section 662 provides that whenever the contributed capital of a bank is impaired, the Superintendent must order the bank to correct such impairment to its capital within 60 days. Unless the impairment of contributed capital is otherwise corrected, the directors of a bank must levy and collect an assessment upon its outstanding shares of stock pursuant to the California Financial Code. If the assessment is not paid, the shares may be sold or forfeited to satisfy the assessment. Section 662 imposes no personal liability on the part of the shareholders of the Bank.

    The Common Stock of Bancorp is not subject to assessment, as its Articles of Incorporation do not confer upon its Board of Directors the authority to order such assessment.

    The Bank may not repurchase shares of its own capital stock except after application and receipt of specific approval by the Superintendent and the FRB. Consequently, if situations arose where the Board of Directors considered a repurchase of shares to be in the Bank's best interests, the Bank's ability to respond would be subject to such conditions. Assuming that the Bank continues to be well-capitalized, however (see "SUPERVISION AND REGULATION--Capital Standards" below), Bancorp under current regulations of the FRB would probably qualify to repurchase its shares without FRB or other regulatory approval, provided that Bancorp's capital exceeds the standards for a "well-capitalized" bank both before and after any such repurchases, its FRB examination results in a rating of "1" or "2," and there are no unresolved supervisory issues with respect to Bancorp.

    BYLAWS. The Bylaws of the Bank and of Bancorp are identical in all material respects (including with respect to the number of authorized directors), except with respect to provisions in the Bank's Bylaws required by the California Financial Code and applicable only to banks. The most significant difference is that the Superintendent (or the Commissioner as his successor) may order the call of a meeting of the Board of Directors of the Bank, but neither the Superintendent nor any other regulatory authority has such authority with respect to Bancorp.

    ARTICLES OF INCORPORATION. The Articles of Incorporation of the Bank and Bancorp are substantially identical, except that the Bank's Articles of Incorporation authorize it to engage in the commercial banking business and Bancorp's Articles of Incorporation forbid it to engage in the banking or trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code. Under California law, amendments to the Bank's Articles of Incorporation require the Superintendent's (after July 1, 1997, the Commissioner's) approval in addition to any shareholder approvals which may be required, and must be filed with the California Secretary of State before they may take effect. Amendments to Bancorp's Articles of Incorporation do not require the approval of the Superintendent, the Commissioner or any other regulatory authority, although shareholder approval is required for certain amendments and all such amendments also must be filed with the California Secretary of State before they may take effect.

    Copies of the Articles of Incorporation of the Bank and Bancorp are available at the Bank's main office at 239 South Main Street, Red Bluff, to be inspected and copied during regular business hours by any interested shareholder.

    APPLICABILITY OF SECURITIES LAWS. The securities of the Bank, unlike those of Bancorp, are exempt from the registration requirements of the 1933 Act and the California Corporate Securities Law of 1968, as amended (the "CSL"). The effect on the Bank of such exemptions is to allow the Bank to sell its securities without registration under such laws, although the Bank must obtain a permit from the Superintendent to offer and sell its securities otherwise than pursuant to employee stock option plans. In contrast to the Bank, the public sale by Bancorp of its securities must be registered under the 1933 Act and the CSL, unless an exemption from registration is available. The requirement that Bancorp register its securities for sale could increase the cost of the sale of such securities.

    DIVIDENDS. The shareholders of the Bank are entitled to dividends when and as declared by the Bank's Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California Financial Code. See "SUPERVISION AND REGULATION--Limitations on Dividends." The shareholders of Bancorp will be entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law. See "SUPERVISION AND REGULATION--Limitations on Dividends."

    Subject to the restrictions on payment of cash dividends as described above, Bancorp may pay cash dividends depending upon the earnings of Bancorp, management's assessment of the future capital needs of the Bank, and other factors; however, no assurance can be given as to whether or when Bancorp may begin paying cash or stock dividends. Dividends from the Bank are the only source of funds available from which Bancorp in turn can pay dividends, except to the extent that Bancorp receives management fees for any management services it may provide to the Bank. The ability of the Bank to pay dividends to Bancorp is restricted by statute as described above. See "SUPERVISION AND REGULATION--Limitations on Dividends."

    PREEMPTIVE RIGHTS. Holders of Bank Common Stock do not, and holders of Bancorp Common Stock will not, have preemptive rights. Bank Common Stock and Bancorp Common Stock do not have any conversion rights, redemption rights or sinking fund provisions applicable thereto.

    LIQUIDATION RIGHTS. Upon liquidation of the Bank, the shareholders of Bank Common Stock have the right to receive their pro rata portion of the assets of the Bank distributable to shareholders. The holders of Bancorp Common Stock will also be entitled to receive their pro rata share of the assets of Bancorp distributable to shareholders upon liquidation.

    DEREGISTRATION OF BANK COMMON STOCK. The Bank is subject to the periodic reporting requirements of the 1934 Act, and in accordance therewith files reports and proxy statements with the FRB. Upon consummation of the Merger, the only shares of Bank Common Stock outstanding will be owned by Bancorp. Accordingly, upon consummation of the Merger, the Bank will be entitled to, and in fact will, deregister its Common Stock and thereby terminate its obligations to file such reports and proxy statements with the FRB. Additionally, upon consummation of the Merger, there will no longer be any trading in Bank Common Stock. Bancorp Common Stock, however, upon consummation of the Merger, will be traded in the over-the-counter market, and Bancorp will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and will file such reports with the Securities and Exchange Commission. See "MARKET INFORMATION REGARDING THE BANK'S AND BANCORP'S COMMON STOCK."

                                INDEMNIFICATION

CALIFORNIA LEGISLATION

    The Bank and Bancorp are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

    With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

    With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

    The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

    The Articles of Incorporation and Bylaws of the Bank and Bancorp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing the Bank and Bancorp to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Articles of the Bank and Bancorp, pursuant to the applicable provisions of the CGCL, also include a provision allowing the Bank and Bancorp to include in their bylaws, and in agreements between the Bank and Bancorp and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law. The Bank has no such agreements in force, and no such agreements are planned for the directors, officers or other agents of Bancorp.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE.

    The Bank presently maintains a policy of directors' and officers' liability insurance. There is no assurance, however, that such coverage will continue to be available with such breadth of coverage as the Bank deems advisable and at reasonable expense. It is intended that the coverage provided by the insurance be made available to the officers and directors of Bancorp upon consummation of the Merger.

COMMISSION POSITION ON INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Bancorp pursuant to the foregoing provisions, Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Perry-Smith&Co. ("Perry-Smith"), certified public accountants, serves the Bank as its auditors at the direction of the board of directors and Audit Committee of the Bank. It is anticipated that a representative of Perry-Smith will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

    During 1996, the Bank paid Perry-Smith $23,560 in fees for non-audit services, including tax advice and preparation. This amount represented approximately 31% of the total fees paid to Perry-Smith during the period. Before each professional service provided by Perry-Smith was rendered to the Bank, such service was approved by, and its effect upon Perry-Smith's independence was considered by, the Audit Committee.

                                 ANNUAL REPORT

    The Annual Report to Shareholders of the Bank containing audited financial statements for the fiscal year ended December 31, 1996, accompanies this Proxy Statement/Prospectus.

                            SHAREHOLDERS' PROPOSALS

    Next year's Annual Meeting of Shareholders of the Bank (and, if the Merger takes place, Bancorp) will be held on April 27, 1998. The deadline for shareholders to submit proposals for inclusion in the Proxy Statement and form of Proxy for the 1998 Annual Meeting of Shareholders is December 29, 1997. Assuming that the Merger takes place, all proposals should be submitted by Certified Mail, Return Receipt Requested, to the Secretary, Tehama Bancorp, P.O. Box 890, Red Bluff, California 96080.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters which will be brought before the Annual Meeting, but if such matters are properly presented to the Annual Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting in accordance with the terms of such proxies.

                                          TEHAMA BANK

                                          SENIOR VICE PRESIDENT AND CASHIER

Red Bluff, California
April 8, 1997

                                   APPENDIX A
                             PLAN OF REORGANIZATION
                                      AND
                                MERGER AGREEMENT
                                     AMONG
                                  TEHAMA BANK,
                                 TEHAMA BANCORP
                                      AND
                           TEHAMA MERGER CORPORATION
                                 FEBRUARY, 1997

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT

    This Plan of Reorganization and Merger Agreement (the "Merger Agreement") is entered into as of February 12, 1997 by and among Tehama Bank (the "Bank"), Tehama Merger Corporation (the "Subsidiary"), and Tehama Bancorp (the "Holding Company").

                           RECITALS AND UNDERTAKINGS

    A. The Bank is a California state-chartered bank with its principal office in the City of Red Bluff, County of Tehama, State of California. The Subsidiary and the Holding Company are corporations duly organized and existing under the laws of the State of California with their principal offices in the City of Red Bluff, County of Tehama, State of California.

    B. As of the date hereof, the Bank has 4,000,000 shares of common stock and 2,000,000 shares of preferred stock authorized and 1,604,406 shares of common stock issued and outstanding.

    C. As of the date hereof, the Subsidiary has 4,000,000 shares of common stock and 2,000,000 shares of preferred stock authorized. Immediately prior to the Effective Date (as such term is defined below), 100 shares of such common stock will be issued and outstanding, all of which shares will be owned by the Holding Company.

    D. As of the date hereof, the Holding Company has 4,000,000 shares of common stock and 2,000,000 shares of preferred stock authorized. Immediately prior to the Effective Date, 100 shares of the Holding Company's common stock will be issued and outstanding.

    E. The Boards of Directors of the Bank, the Holding Company and the Subsidiary, respectively, have approved this Merger Agreement and authorized its execution.

                                   AGREEMENT

    Section 1.  GENERAL

    1.1 THE MERGER. On the Effective Date, the Subsidiary shall be merged with and into the Bank, with the Bank being the surviving corporation. The Bank shall thereafter be a subsidiary of the Holding Company, and its name shall be "Tehama Bank."

    1.2 EFFECTIVE DATE. The merger described herein shall become effective at the close of business on the day (the "Effective Date") upon which an executed counterpart of this Merger Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law.

    1.3 ARTICLES OF INCORPORATION AND BYLAWS. On the Effective Date, the Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Date, shall remain the Articles of Incorporation of the Bank until amended; the Bylaws of the Bank, as in effect immediately prior to the Effective Date, shall remain the Bylaws of the Bank until amended; the certificate of authority of the Bank issued by the Superintendent of Banks of the State of California shall remain the certificate of authority of the Bank; and the Bank's deposit insurance coverage by the Federal Deposit Insurance Corporation shall remain the deposit insurance of the Bank.

    1.4 DIRECTORS AND OFFICERS. On the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall remain the directors and officers of the Bank. The directors of the Bank shall serve until the next annual meeting of shareholders of the Bank or until such time as their successors are elected and have been qualified.

    1.5  EFFECT OF THE MERGER.

        (a) ASSETS AND RIGHTS. On the Effective Date and thereafter, all rights, privileges, franchises and property of the Subsidiary and all debts and liabilities due or to become due to the Subsidiary including choses in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion vested in the Bank without further act or deed; and the Bank shall have and hold the same in its own right as fully as the same was possessed and held by the Subsidiary.

        (b) LIABILITIES. On the Effective Date and thereafter, all debts, liabilities and obligations due or to become due of, and all claims and demands for any cause existing against, the Subsidiary shall be and become the debts, liabilities or obligations of, or the claims or demands against, the Bank in the same manner as if the Bank had itself incurred or become liable for them.

        (c) CREDITORS' RIGHTS AND LIENS. On the Effective Date and thereafter, all rights of creditors of the Subsidiary and all liens upon the property of the Subsidiary shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

        (d) PENDING ACTIONS. On the Effective Date and thereafter, any action or proceeding pending by or against the Subsidiary shall not be deemed to have abated or been discontinued, but may be pursued to judgment with full right to appeal or review. Any such action or proceeding may be pursued as if the merger described herein had not occurred, or with the Bank substituted in place of the Subsidiary as the case may be.

    1.6 FURTHER ASSURANCES. The Subsidiary agrees that at any time, or from time to time, as and when requested by the Bank, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Bank, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the Bank, or its successors or assigns, may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights transferred to the Bank in this Section 1, or otherwise to carry out the intent and purposes of this Merger Agreement.

    Section 2.  STOCK

    2.1 STOCK OF THE SUBSIDIARY. On the Effective Date, each share of common stock of the Subsidiary issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger described herein, be deemed to be exchanged for and converted into one share of fully paid and (except as provided by California Financial Code Section 662) nonassessable common stock of the Bank.

    2.2 STOCK OF THE HOLDING COMPANY. On the Effective Date, each share of common stock of the Holding Company issued and outstanding immediately prior to the Effective Date shall be repurchased by the Holding Company for the amount paid for such shares upon their original issuance.

    2.3 STOCK OF THE BANK. On the Effective Date, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger described herein, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of the Holding Company, in accordance with the provisions of Paragraph 2.4 hereof.

    2.4 EXCHANGE OF STOCK BY SHAREHOLDERS OF THE BANK. On the Effective Date or as soon as practicable thereafter, the following actions shall be taken to effectuate the exchange and conversion specified in Paragraph 2.3 hereof:

        (a) The shareholders of the Bank of record immediately prior to the Effective Date shall be allocated and entitled to receive for each share of stock of the Bank then held by them respectively one share of common stock of the Holding Company.

        (b) Subject to the provisions of Paragraph 2.4(c) hereof, the Holding Company shall issue to the shareholders of the Bank the shares of common stock of the Holding Company which said shareholders are entitled to receive.

        (c) Thereafter, outstanding certificates representing shares of common stock of the Bank shall represent shares of the common stock of the Holding Company, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of the Holding Company.

    2.5  OTHER RIGHTS TO STOCK.

        (a) On the Effective Date and thereafter, the Bank's 1994 Stock Option Plan shall be administered in an appropriate manner to reflect the merger described herein; any outstanding options to purchase shares of common stock of the Bank shall be deemed to be options granted by the Holding Company upon the same terms and conditions, except that appropriate adjustments shall be deemed to be made to such terms and conditions to reflect the merger described herein; and any options thereafter granted pursuant to the 1994 Stock Option Plan, shall be deemed to be options granted by the Holding Company.

        (b) From time to time as and when required by the provisions of any agreement to which the Bank or the Holding Company shall become a party after the date hereof that provides for the issuance of shares of common stock or other securities, either debt or equity, of the Bank or the Holding Company in connection with a merger into the Bank of any other banking institution or the acquisition by the Bank of the assets or stock of any other banking institution or other corporation, the Holding Company shall issue in accordance with the terms of any such agreement shares of its common stock or other debt or equity securities as required by such agreement or in substitution for the shares of common stock or other debt or equity securities of the Bank required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

    Section 3.  APPROVALS

    3.1 SHAREHOLDER APPROVAL. This Merger Agreement shall be submitted to the shareholder(s) of the Holding Company, the Subsidiary and the Bank for ratification and confirmation to the extent required by, and in accordance with, applicable provisions of law.

    3.2 REGULATORY APPROVALS. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the merger described herein to be consummated, including without limitation the consents and approvals referred to in Paragraphs 4.1(b), 4.1(c) and 4.1(d) hereof.

    Section 4.  CONDITIONS PRECEDENT, TERMINATION AND PAYMENT OF EXPENSES

    4.1 CONDITIONS PRECEDENT TO THE MERGER. Consummation of the merger described herein is conditioned upon the following:

        (a) Ratification and confirmation of this Merger Agreement by the shareholders of the Holding Company, the Subsidiary and the Bank in accordance with applicable provisions of law;

        (b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the merger described herein to be consummated, including without limitation: (i) approval from the Federal Deposit Insurance Corporation, the Superintendent of Banks of the State of California, and the Board of Governors of the Federal Reserve System; (ii) approval of the California Commissioner of Corporations under the California Corporate Securities Law of 1968, and securities administrators of other applicable jurisdictions, with respect to the securities of the Holding Company issuable upon consummation of the merger, and

    (iii) the declaration by the Securities and Exchange Commission of the effectiveness of a registration statement under the Securities Act of 1933 with respect to the securities of the Holding Company issuable upon consummation of the merger or the automatic effectiveness of such registration statement;

        (c) Receipt (unless waived by each of the parties hereto) of an opinion of counsel and/or accountants with respect to the tax consequences to the parties and their shareholders of the merger described herein;

        (d) Procuring all consents or approvals, governmental or otherwise, which in the opinion of counsel for the Bank are or may be necessary to permit or to enable the Bank to conduct, upon and after the merger described herein, all or any part of the businesses and other activities that the Bank engages in immediately prior to such merger, in the same manner and to the same extent that the Bank engaged in such businesses and other activities immediately prior to such merger; and

        (e) Performance by each of the parties hereto of all obligations under this Merger Agreement which are to be performed prior to the consummation of the merger described herein.

    4.2 TERMINATION OF THE MERGER. In the event that any condition specified in Paragraph 4.1 hereof cannot be fulfilled, or prior to the Effective Date the Board of Directors of any of the parties hereto reaches any of the following determinations:

        (a) The number of shares of common stock of the Bank voting against the merger described herein makes consummation of such merger inadvisable; or

        (b) Any action, suit, proceeding or claim relating to the merger described herein, whether initiated or threatened, makes consummation of such merger inadvisable; or

        (c) Consummation of the merger described herein is inadvisable for any other reason;

then this Merger Agreement shall terminate. Upon termination, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination hereof on the part of any the parties hereto or their respective directors, officers, employees, agents or shareholders.

    4.3 EXPENSES OF THE MERGER. All of the expenses of the merger described herein, including without limitation filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne initially by the Bank but shall after the Effective Date be apportioned and adjusted between the Bank and the Holding Company as shall be required by applicable regulation or rules of accounting, provided that, nothing herein shall forbid the Bank from paying any dividend to the Holding Company which the Holding Company may use for the payment (including reimbursement of the Bank) of any such expenses.

    IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          TEHAMA BANK
                                          By:
                                          --------------------------------------

                                                   William P. Ellison,
                                                        PRESIDENT

                                          By:
                                          --------------------------------------

                                                   Raymond C. Lieberenz
                                                        SECRETARY

                                          TEHAMA MERGER CORPORATION
                                          By:
                                          --------------------------------------

                                                   William P. Ellison,
                                                        PRESIDENT

                                          By:
                                          --------------------------------------

                                                   Raymond C. Lieberenz
                                                        SECRETARY

                                          TEHAMA BANCORP
                                          By:
                                          --------------------------------------

                                                   William P. Ellison,
                                                        PRESIDENT

                                          By:
                                          --------------------------------------

                                                   Raymond C. Lieberenz
                                                        SECRETARY

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

CALIFORNIA LEGISLATION

    The Bank and Bancorp are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

    With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

    With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (1) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

    The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

    The Articles of Incorporation and Bylaws of the Bank and Bancorp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing the Bank and Bancorp to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Articles of the Bank and Bancorp, pursuant to the applicable provisions of the CGCL, also include a provision allowing the Bank and Bancorp to include in their bylaws, and in agreements between the Bank and Bancorp and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Bank presently maintains a policy of directors' and officers' liability insurance. There is no assurance, however, that such coverage will continue to be available with such breadth of coverage as the Bank deems advisable and at reasonable expense. It is intended that the coverage provided by the insurance be made available to the officers and directors of Bancorp upon consummation of the Merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of this Registration Statement:

2          Plan of Reorganization and Merger Agreement

3.1        Articles of Incorporation

3.2        Bylaws

4.1        Specimen form of certificate for Bancorp Common Stock

5          Opinion and consent of Bronson, Bronson & McKinnon LLP as to the validity of the securities to be registered

8          Opinion and consent of Perry-Smith&Co. with respect to tax matters

10.1       (A) Lease Assignment Agreement dated February 22, 1988
           (B) Ground lease dated July 31, 1980
           (C) Addendum to Lease dated February 6, 1981

10.2       Assignment and Assumption of Agreement and Right of First Refusal, dated February 25,
           1988

10.3       Purchase and Assumption Agreement dated October 15, 1996, between the Bank and Wells
           Fargo Bank, N.A.

10.4       (A) Tehama County Bank 1994 Stock Option Plan
           (B) Form of Incentive Stock Option Agreement
           (C) Form of Nonstatutory Stock Option Agreement
           (D) Form of Director's Nonstatutory Stock Option Agreement

10.5       (A) Merchant Services Agreement with Cardservice International, Inc., effective July
           1, 1994
           (B) Lead Principal Member Agreement dated April 17, 1991

10.6       Service Agreement with First Data Resources, Inc., dated June 3, 1991, as amended June
           29, 1992, February 8, 1993, March 15, 1994, March 15, 1994 and March 1, 1994

10.7       (A-D) Executive Salary Continuation Agreements dated June 17, 1993 with
           (a) Daniel B. Cargile, (b) David L. Roberts, (c) Frank S. Onions and (d) William P.
           Ellison

13         The portions of the Tehama County Bank 1996 Annual Report to Shareholders which have been incorporated by reference herein are filed with the Commission. The portions which have not been incorporated herein are provided for information purposes only

23.1       Consent of Bronson, Bronson & McKinnon LLP (contained in its opinion included as
           Exhibit 5 hereto)

23.2       Consent of Perry-Smith&Co. (contained in its opinion included as Exhibit 8 hereto)

24         Power of Attorney

99         Form of Proxy to be utilized in connection with the Annual Meeting of Shareholders of the Bank

ITEM 22. UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a Prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by other Items of the applicable form.

(2) The Registrant undertakes that every Prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bluff, State of California, on March 18, 1997.

                                          TEHAMA BANCORP
                                               (Registrant)

                                          By:       /s/  WILLIAM P. ELLISON
                                             -----------------------------------
                                             William P. Ellison
                                             PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 18, 1997                          /s/ WILLIAM P. ELLISON
                             -------------------------------------------------------
                            William P. Ellison, President and Chief Executive Officer

Date: March 18, 1997                           /s/ FRANK S. ONIONS
                             -------------------------------------------------------
                                Frank S. Onions, Senior Vice President and Cashier
                          (Principal Financial Officer and Principal Accounting Officer)

Date: March 18, 1997                        /s/ HENRY CLAY ARNEST III
                             -------------------------------------------------------
                                         Henry Clay Arnest III, Director

Date: March 18, 1997                           /s/ LOUIS J. BOSETTI
                             -------------------------------------------------------
                                            Louis J. Bosetti, Director

Date: March 18, 1997                          /s/ DANIEL B. CARGILE
                             -------------------------------------------------------
                                           Daniel B. Cargile, Director

Date: March 18, 1997                             /s/ HARRY DUDLEY
                             -------------------------------------------------------
                                              Harry Dudley, Director

Date: March 18, 1997                          /s/ WILLIAM P. ELLISON
                             -------------------------------------------------------
                                           William P. Ellison, Director

Date: March 18, 1997                            /s/ GARRY D. FISH
                             -------------------------------------------------------
                                             Garry D. Fish, Director

Date: March 18, 1997                            /s/ MAX M. FROOME
                             -------------------------------------------------------
                                             Max M. Froome, Director

Date: March 18, 1997                          /s/ ORVILLE K. JACOBS
                             -------------------------------------------------------
                                           Orville K. Jacobs, Director

Date: March 18, 1997                             /s/ GARY C. KATZ
                             -------------------------------------------------------
                                              Gary C. Katz, Director

Date: March 18, 1997                           /s/ JOHN W. KOEBERER
                             -------------------------------------------------------
                               John W. Koeberer, Director and Chairman of the Board

Date: March 18, 1997                         /s/ RAYMOND C. LIEBERENZ
                             -------------------------------------------------------
                            Raymond C. Lieberenz, Director and Secretary of the Board

Date: March 18, 1997                            /s/ GARY L. NAPIER
                             -------------------------------------------------------
                             Gary L. Napier, Director and Vice Chairman of the Board

Date: March 18, 1997                              /s/ GENE PENNE
                             -------------------------------------------------------
                                               Gene Penne, Director

Date: March 18, 1997                           /s/ TERRANCE A. RUST
                             -------------------------------------------------------
                                            Terrance A. Rust, Director

  EXHIBIT                                                                                                     SEQUENTIAL
    NO.                                              EXHIBIT NAME                                               PAGE NO.
-----------  ---------------------------------------------------------------------------------------------  ---------------

         2   Plan of Reorganization and Merger Agreement

       3.1   Articles of Incorporation

       3.2   By-Laws.

         4   Specimen form of certificate for Bancorp Common Stock

         5   Opinion and consent of Bronson, Bronson & McKinnon LLP as to the validity of the securities to be registered

         8   Opinion and consent of Perry-Smith&Co. with respect to tax matters

      10.1   (A) Lease Assignment Agreement dated February 22, 1988
             (B) Ground Lease dated July 31, 1980
             (C) Addendum to Lease dated February 6, 1981

      10.2   Assignment and Assumption of Agreement and Right of First Refusal, dated February 25, 1988.

      10.3   Purchase and Assumption Agreement dated October 15, 1996, between the Bank and Wells Fargo
             Bank, N.A.

      10.4   (A) Tehama County Bank 1994 Stock Option Plan
             (B) Form of Incentive Stock Option Agreement
             (C) Form of Nonstatutory Stock Option Agreement
             (D) Form of Director's Nonstatutory Stock Option Agreement

      10.5   (A) Merchant Services Agreement with Cardservice International, Inc., effective July 1, 1994

             (B) Lead Principal Member Agreement dated April 17, 1991

      10.6   Service Agreement with First Data Resources, Inc., dated June 3, 1991, as amended June 29,
             1992, February 8, 1993, March 15, 1994, March 15, 1994 and March 1, 1994

      10.7   (A-D) Executive Salary Continuation Agreements dated June 17, 1993 with (a) Daniel B.
             Cargile, (b) David L. Roberts, (c) Frank S. Onions and (d) William P. Ellison

        13   The portions of the Tehama County Bank 1996 Annual Report to Shareholders which have been incorporated by reference herein are filed with the Commission. The portions which have not been incorporated herein are provided for information purposes only.

      23.1   Consent of Bronson, Bronson & McKinnon LLP (contained in its opinion included as Exhibit 5 hereto)

      23.2   Consent of Perry-Smith&Co. (contained in its opinion included as Exhibit 8 hereto)

        24   Power of Attorney

        99   Form of Proxy to be utilized in connection with the Annual Meeting of Shareholders of the
             Bank